Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CB VELOCITY HOLDINGS, LLC,

AVERY DENNISON CORPORATION,

LOBO MERGER SUB, LLC,

and

CHARLESBANK EQUITY FUND VIII, LIMITED PARTNERSHIP

as the Seller Representative

Dated: July 27, 2021

i

EXHIBITS

Exhibit A	-	Form of Escrow Agreement

Exhibit B	-	Form of Letter of Transmittal

Exhibit C	-	Form of Certificate of Merger

Exhibit D	-	Form of Payment Agent Agreement

Exhibit E	-	Form of Requisite Member Consent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 27, 2021, by and among CB Velocity Holdings, LLC, a Delaware limited liability company (the “Company”), Avery Dennison Corporation, a Delaware corporation (the “Buyer”), Lobo Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with the Buyer, the “Buyer Parties”), and Charlesbank Equity Fund VIII, Limited Partnership, a Massachusetts limited partnership, solely in its capacity as the representative of the Securityholders (the “Seller Representative”).

RECITALS

WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving company in the Merger upon the terms and conditions set forth in this Agreement and in accordance with the Act;

WHEREAS, the Company Board has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Securityholders, as applicable;

WHEREAS, the Boards of Directors of Buyer and the managing member of Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and the managing member of Merger Sub has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub’s sole equityholder;

WHEREAS, Buyer, in its capacity as sole equityholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in partial consideration of the transactions contemplated by this Agreement, concurrently with the execution of this Agreement, CB Shelfedge Holdings, LLC, a Securityholder, is entering into a Support Agreement with Buyer (the “Support Agreement”); and

WHEREAS, as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of John Lawlor, Shannon Palmer, Ned Peverley, Shock Torem, Mark Sciortino, Paul Brooking, Hilmani Ashleman, Bob Wallis, Scott Aten and David Lewis (the “Company Executives”) are executing a Notice of Restricted Stock Purchase, which shall become effective immediately following the Closing; and

WHEREAS, as a condition to execution of this Agreement, the Company Executives are each executing an Employment Agreement with the Company (the “Employment Agreements”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below:

“Accounting Firm” shall mean the dispute resolution group of KPMG or, if mutually agreed to by the Buyer and the Seller Representative, another accounting or financial consulting firm of national standing.

“Accounting Principles” shall mean the accounting principles, practices, policies, procedures, techniques, judgments and methodologies specifically set forth on Section 1.1(a) of the Company Disclosure Schedule.

“Acquisition Proposal” shall mean: (a) the acquisition or disposal (whether by way of sale, offer, transfer or otherwise), of all or a material portion of the assets of the Company and its Subsidiaries other than sales of inventory in the ordinary course of business; or (b) any direct or indirect acquisition or disposal (whether by way of sale, offer, transfer or otherwise) of five percent (5%) or more of the issued Units.

“Act” shall mean the Delaware Limited Liability Company Act, as amended and in effect.

“Action” shall mean any action, complaint, demand, claim, counterclaim, dispute, notice of violation, citation, summons, subpoena, examination, injunction, order, suit, arbitration, litigation, proceeding, hearing or investigation commenced, brought, conducted or heard by or before any Governmental Entity or any other arbitration, mediation or similar proceeding (whether civil, criminal, administrative, judicial or investigative).

“Additional Payments” shall mean, if and when payable pursuant to the terms of this Agreement, the amounts payable, directly or indirectly, to the Securityholders (including the holders of Vested Restricted Units) (i) from the Adjustment Escrow Account pursuant to Section 2.6(f) or Section 2.6(g), as applicable, and the terms of the Escrow Agreement, (ii) from the Seller Representative Holdback Amount pursuant to Section 9.17(i), and/or (iii) otherwise in accordance with the terms of this Agreement.

“Adjustment Determination Date” shall have the meaning set forth in Section 2.6(d).

“Adjustment Escrow Account” shall have the meaning set forth in Section 2.5(c).

“Adjustment Escrow Amount” shall mean $12,000,000.

“Affiliate” shall mean any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything herein to the contrary, none of the Company or any Subsidiaries of the Company shall be deemed an Affiliate of any Buyer Party or Subsidiary thereof or vice versa.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.7.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust Laws and all other applicable Law and orders issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Antitrust Remedy” shall have the meaning set forth in Section 5.6(b).

“Base Merger Consideration” shall mean $1,450,000,000.

“Business” shall mean the business of data-integrated, shelf-edge media, as conducted by the Company and its Subsidiaries as of the date hereof or on the Closing Date.

“Business Day” shall mean any calendar day other than a Saturday, Sunday or calendar day on which banking institutions in New York, New York are authorized or obligated by Law to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Arrangements” shall mean (a) (i) the Employment Agreements (including any contract or agreement that is an exhibit thereto) and (ii) any other written compensatory arrangements entered into by Buyer or its Affiliates on or after the date of this Agreement directly with any employee of the Company or its Subsidiaries, whether entered into before or after the Closing, and (b) any employment decisions made, or employment-related actions taken, in each case, by or at the direction of Buyer or its Affiliates, at or after the Closing.

“Buyer Closing Cash” shall have the meaning set forth in Section 2.6(b).

“Buyer Closing Indebtedness” shall have the meaning set forth in Section 2.6(b).

“Buyer Closing Statement” shall have the meaning set forth in Section 2.6(b).

“Buyer Closing Working Capital” shall have the meaning set forth in Section 2.6(b).

“Buyer Parties” shall have the meaning set forth in the Preamble.

“Buyer-Prepared Tax Returns” shall have the meaning set forth in Section 5.5(d).

“Buyer Transaction Expenses” shall have the meaning set forth in Section 2.6(b).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as amended (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020), the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act of 2021, the American Rescue Plan Act of 2021 and any other Law, intended to address the consequences of COVID-19, in each case, including any comparable provisions of state, local or non-U.S. Law and any administrative or other related or similar orders, declarations or guidance published with respect thereto by any Governmental Entity.

“Cash and Cash Equivalents” as of any time of determination shall mean, the cash and cash equivalents of the Company and its Subsidiaries prepared in accordance with the Accounting Principles; provided that Cash and Cash Equivalents shall (A) be increased by any checks, drafts, deposits or wire transfers that have been received but have not yet cleared and (B) be reduced by (x) issued but uncleared checks, drafts or wire transfers that have been issued by the Company or its Subsidiaries and (y) any Restricted Cash.

“CB Velocity Midco” shall mean CB Velocity Midco, Inc., a Delaware corporation.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Class A-1 Unit” shall mean a Class A-1 Unit of the Company.

“Class A-2 Unit” shall mean a Class A-2 Unit of the Company.

“Class B Unit” shall mean a Class B Unit of the Company.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Cash” shall mean all Cash and Cash Equivalents of the Company and its Subsidiaries as of the Determination Time.

“Closing Consideration” shall mean an amount equal to (i) the Base Merger Consideration, plus (ii) the Estimated Adjustment Amount, minus (iii) the Adjustment Escrow Amount, minus (iv) the Seller Representative Holdback Amount.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Indebtedness Amount” shall mean all outstanding Indebtedness of the Company and its Subsidiaries as of the Determination Time; provided, however, that any Indebtedness incurred by the Company and its Subsidiaries on the Closing Date on or before the Closing (e.g., prepayment penalties, breakage costs, etc.) will be deemed to be outstanding and unpaid as of the Determination Time.

“Closing Working Capital” shall mean Working Capital as of the Determination Time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall mean the board of managers of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in Article 3.

“Company Employee Program” shall have the meaning set forth in Section 3.10(a).

“Company Employees” shall have the meaning set forth in Section 5.4(a).

“Company Executives” shall have the meaning set forth in the Recitals.

“Company Intellectual Property Rights” shall mean, collectively, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company LLC Agreement” shall mean the limited liability company agreement of the Company, as amended and in effect.

“Company Policies” shall have the meaning set forth in Section 3.18.

“Company Registered Intellectual Property Rights” shall mean all Owned Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Company Software” shall mean software owned or purported to be owned by the Company or any of its Subsidiaries.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.7(a).

“Contagion Event” shall mean the actual or threatened epidemic or pandemic spread of an infectious disease in the United States or elsewhere in the world (including COVID-19).

“Contagion Measures” shall mean any Government Shutdown, quarantine, shelter in place or similar directive, guidance or policy by any Governmental Entity, including any Laws by any Governmental Entity newly enacted for, relating to or arising out of efforts to address the spread of any such global pandemic or infectious disease, including a Contagion Event, in the United States or elsewhere in the world.

“Contract” shall mean all written or oral contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses, sublicenses, franchises, leases and subleases, to which a Person is a party, but shall expressly exclude purchase orders entered into in ordinary course of business consistent with past practice.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Response” shall have the meaning set forth in Section 5.1(a).

“Current Assets” shall mean the total consolidated current assets of the Company and its Subsidiaries as determined in accordance with the Accounting Principles.

“Current Liabilities” shall mean the total consolidated current Liabilities of the Company and its Subsidiaries, as determined in accordance with the Accounting Principles.

“Data Room” shall mean any electronic data room established by the Company or its respective representatives in connection with the transactions contemplated by this Agreement to which the Buyer Parties had continuous access during the period beginning five (5) Business Days prior to the date of this Agreement and ending on one (1) Business Day prior to the date of this Agreement.

“Deal Communications” shall have the meaning set forth in Section 9.14(d).

“Debt Financing Sources” means Goldman and any other entities that have committed to provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) pursuant to the Debt Commitment Letters and their respective Affiliates, equityholders, members, general partners and limited partners and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns (but excluding Buyer and its Affiliates).

“Deferred Payroll Taxes” shall mean, without duplication of any Tax included in the calculation of Transaction Expenses, any Taxes payable by the Company or its Subsidiaries that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (y) are payable following the Closing as permitted by Section 2302(a) of the CARES Act.

“Determination Time” shall mean 12:01 a.m., in New York, New York, on the Closing Date, except with regards to income Tax assets and liabilities, which shall be determined as of the end of the Closing Date and in accordance with Section 5.5(c).

“DOJ” shall mean the U.S. Department of Justice.

“Downward Adjustment Amount” shall have the meaning set forth in Section 2.6(g).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Program” shall mean: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States; (b) stock option plans, restricted stock, stock purchase plans or other compensatory equity or equity-based, bonus or incentive award plans, severance pay, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, deferred compensation, retention, transaction, change in control, savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other compensation and/or benefit plans, programs or arrangements, deferred compensation arrangements or agreements, employment, consulting or other service agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to current or former employees, consultants and/or non-employee directors.

“Employment Agreement” shall have the meaning set forth in the Recitals.

“Environmental Laws” shall mean any Law relating to the protection of the public health or worker health and safety; the protection, restoration, remediation of, or prevention of harm to, the environment or natural resources (including indoor air and climate change), or the use, handling, generation, transport, Release, treatment, storage, disposal or management of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. and all rules and regulations promulgated pursuant thereto or published thereunder.

“Equity Incentive Plan” shall mean the CB Velocity Holdings, LLC 2016 Equity Incentive Plan, as amended, supplemented or otherwise modified in accordance with its terms and as in effect.

“Equity Interests” shall mean (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including equity interests, partnership interests, joint venture interests and beneficial interests and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company or a Subsidiary thereof shall mean any entity (whether or not incorporated) that, together with the Company and such Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean PNC Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into at the Closing by the Seller Representative, the Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Estimated Adjustment Amount” shall mean (i) Estimated Working Capital, minus (ii) Target Net Working Capital, plus (iii) Estimated Closing Cash, minus (iv) Estimated Closing Indebtedness, minus (v) Estimated Transaction Expenses. For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.6(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.6(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.6(a).

“Estimated Working Capital” shall have the meaning set forth in Section 2.6(a).

“Exhibit” shall mean the exhibits to this Agreement.

“Final Adjustment Amount” shall mean (i) Final Closing Working Capital, minus (ii) Target Net Working Capital, plus (iii) Final Closing Cash, minus (iv) Final Closing Indebtedness, minus (v) Final Transaction Expenses. For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.

“Final Closing Cash” shall have the meaning set forth in Section 2.6(e).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.6(e).

“Final Closing Working Capital” shall have the meaning set forth in Section 2.6(e).

“Final Transaction Expenses” shall have the meaning set forth in Section 2.6(e).

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Fraud” shall mean a claim for Delaware common Law fraud with a specific intent to deceive based on a Party’s representation or warranty contained in this Agreement or contained in the certificate contemplated by Section 6.4(a) or Section 7.3 as applicable; provided, that at the time such representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) the Person making such representation or warranty had actual knowledge of the inaccuracy of such representation or warranty, (c) the Person making such representation or warranty had the specific intent to induce the Party to which such representation or warranty was made to act or refrain from acting based on such representation or warranty, and (d) the Person to whom such representation or warranty was made acted in reliance on such inaccurate representation and suffered or incurred financial damages as a result of such reliance. For the avoidance of doubt, it is agreed and understood that “Fraud” does not include (i) any claim for equitable fraud, promissory fraud, unfair dealings fraud or constructive fraud, or (ii) representations or warranties made, or alleged to have been made, by or on behalf of any Person that are not contained in this Agreement or not contained in the certificate contemplated by Section 6.4(a) or Section 7.3.

“FTC” shall mean the U.S. Federal Trade Commission.

“Funds Flow” shall have the meaning set forth in Section 2.7(a).

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America consistently applied.

“General Enforceability Exceptions” shall have the meaning set forth in Section 3.2(a).

“Goodwin” shall have the meaning set forth in Section 9.14(a).

“Government Shutdown” shall mean any shutdown or material limiting of certain United States or foreign federal, state or local government services, including, those provided by the FTC and DOJ to review the transactions contemplated by this Agreement under the HSR Act, or by any other Governmental Entity under any applicable Laws.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign or other governmental body, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel, or Taxing authority under or for the account of any of the foregoing, including any subdivisions of any of the foregoing.

“Hazardous Materials” shall mean any pollutant, contaminant, chemical, or toxic or hazardous material, substance or waste, as defined or regulated under Environmental Laws, including petroleum or any fraction thereof, radioactive materials, lead-based paint, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” of a Person as of any date shall mean, without duplication, (a) any indebtedness of such Person for borrowed money or with respect to indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security issued by such Person, (c) monetary obligations to pay fidelity, performance or surety bonds, letters of credit or similar instruments, in each case solely to the extent drawn, (d) any finance or capitalized lease obligations of such Person determined in accordance with GAAP (but, for the avoidance of doubt, calculated using FASB ASC 840 as if it was still in effect), but excluding any obligations associated with leases classified as operating leases in the Financial Statements, (e) all obligations of such Person for the deferred or unpaid purchase price of property or services, contingent or otherwise (including “earn-outs”, “seller notes” payable and any post-closing true-up obligations with respect to the acquisition of any business, assets or securities) but excluding all conditional sale obligations or other obligations arising under any title retention agreement or arrangement and any payment obligations relating to any non-competition obligations or agreements, (f) all obligations of such Person related to any interest rate, currency or other hedging or derivative instruments, in each case to the extent payable if the applicable contract is terminated at the Closing, (g) all accrued and unpaid severance obligations of such Person, (h) solely with respect to the Company, any unforgiven liabilities or obligations associated with any loans or other stimulus packages received, (i) any indebtedness of such Person that are secured by a Lien on any asset of such Person, (j) solely with respect to the Company, all payables of the Company to any Securityholder or its Affiliates, including declared but unpaid dividends and distributions, (k) any unpaid Pre-Closing Income Taxes (which (i) shall not be less than zero and (ii) shall not be reduced by any state income Tax refund receivables to the extent not in excess of $500,000 in the aggregate), (l) solely with respect to the Company and its Subsidiaries, any Deferred Payroll Taxes, (m) any indebtedness of the type described in the preceding clauses (a) through (l) and guaranteed in any manner by such Person, and (n) any accrued or unpaid interest, prepayment premium, breakage costs, fees, expenses or penalties on any of the foregoing obligations computed as though payment is being made in respect thereof on the applicable date; provided, however, that “Indebtedness” shall not include any amounts included in Working Capital or Transaction Expenses; provided further, “Indebtedness” shall not include (i) any item that would otherwise constitute “Indebtedness” that is an obligation between and among the Company or any of its Subsidiaries, (ii) any “Indebtedness” incurred by or at the request of any Buyer Party or (iii) trade payables incurred by the Company and its Subsidiaries in accordance with customary practices and in the ordinary course of business of such Person and that are not due on early termination and repayment or redemption calculated to such date.

“Insured Party” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property Rights” shall mean any intellectual property right or similar proprietary right as it exists throughout the world, including (a) all patents, patent applications, patent rights, inventions, discoveries and invention disclosures (whether or not patentable and whether or not reduced to practice), and reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof (the “Patents”), (b) copyrights in both published and unpublished works (including databases and software) and all copyright registrations, applications and renewals, (c) rights under applicable trade secret Laws as are applicable to trade secrets, know-how and confidential or proprietary information, including confidential ideas, research and development, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (the “Trade Secrets”), (d) trademarks, trademark registrations and applications, service marks, trade names, trade dress, logos, packaging design, slogans, domain names, social media handles, website addresses, URLs, customer lists, together with all translations, adaptations, derivations and combinations thereof, and goodwill associated with the foregoing, (e) mask works and registrations, renewals and applications connected therewith and (f) copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Period” shall have the meaning set forth in Section 5.1.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use by the Company or any of its Subsidiaries.

“IP Agreements” shall have the meaning set forth in Section 3.14(c).

“Key Employee” shall have the meaning set forth in Section 3.17(a).

“Knowledge” shall mean (a) in the case of an individual, the actual knowledge of such individual, (b) in the case of the Company, the actual knowledge of any of John Lawlor, Shannon Palmer, Ned Peverley, Shock Torem, Mark Sciortino, Paul Brooking, Hilmani Ashleman, Bob Wallis, Scott Aten or David Lewis and (c) in the case of any other Person that is not an individual or the Company, the actual knowledge of each of the chief executive officer and chief financial officer (or Persons serving in similar capacities) of such Person.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, approval, directive, writ, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, declared or issued by any Governmental Entity.

“Leased Real Property” shall mean the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant, subtenant, licensee or other similar party, together with all buildings and other structures, facilities or leasehold improvements, currently or hereafter located therein.

“Leases” shall have the meaning set forth in Section 3.15(b).

“Letter of Transmittal” shall mean a Letter of Transmittal substantially in the form attached as Exhibit B.

“Liability” shall mean any liability, obligation or commitment of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, disclosed or undisclosed, liquidated or unliquidated, or due or to become due or otherwise.

“Licensed Intellectual Property Rights” shall mean all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Liens” shall mean all claims, charges, limitations, conditions, mortgages, burdens, community property interests, security interests, liens, pledges, equitable interests, options, hypothecations, right-of-ways, building or use restrictions, conditional sales agreements, leases, subleases, licenses, occupancy agreements, covenants, deeds of trust, easements, encroachments, title defects, encumbrances, rights of first refusal, adverse claims, restrictions on voting or use (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable securities Law), or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any Contract to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” shall mean any event, circumstance, change or condition (each, an “Effect”) that (x) materially impairs or would reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or (y) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect arising out of or in connection with or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect under this clause (y): (i) adverse changes affecting any or all of the industries in which the Company or its Subsidiaries operate; (ii) general political, health, economic or business conditions or changes therein (including the commencement, continuation or escalation of any Contagion Event, war, armed hostilities or other calamity or acts of terrorism or any Contagion Measure); (iii) adverse changes in general financial or capital market conditions, including interest rates or currency exchange rates; (iv) any earthquake, hurricane or other natural disaster, weather-related event or act of god; (v) changes in Law, GAAP or other applicable accounting or regulatory standards or principles, or in the enforcement, implementation or authoritative interpretations thereto after the date hereof; (vi) any action or omission expressly required pursuant to the terms of this Agreement, or taken or omitted with the express written request or consent of Buyer, (vii) the announcement of this Agreement or the announcement of the transactions contemplated by this Agreement; and (viii) any failure of the Company or its Subsidiaries to meet financial projections or any estimates of revenues or earnings (provided that the exception set forth in this clause (viii) shall not prevent or otherwise affect any determination that the underlying reasons for any such failure constitutes or contributed to a Material Adverse Effect); provided, further, that with respect to clauses (i) through (v), if such Effect affects the Company and its Subsidiaries, taken as a whole, in a disproportionate manner in comparison to other Persons operating in the industry in which the Company operates then it shall be considered in determining whether a Material Adverse Effect has occurred.

“Material Customer” shall have the meaning set forth in Section 3.20.

“Material Supplier” shall have the meaning set forth in Section 3.20.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Non-Parties” shall have the meaning set forth in Section 9.8(a).

“Notice of Objection” shall have the meaning set forth in Section 2.6(a).

“Notices” shall have the meaning set forth in Section 9.4.

“Open Source Software” shall mean any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Organizational Documents” shall mean: (a) the certificate of incorporation, articles of incorporation or articles of association and by-Laws of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and operating agreement of any limited Liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” shall mean October 27, 2021, provided, that, if all of the conditions set forth in Article 6 and Article 7 are satisfied as of October 27, 2021 other than (i) the conditions set forth in Section 6.5 and Section 7.5 and (ii) those conditions that by their nature are to be satisfied by actions taken at the Closing, then the Outside Date shall automatically be extended to January 27, 2022.

“Owned Intellectual Property Rights” shall mean all Intellectual Property Rights owned by, purported to be owned by, or held in the name of the Company or any of its Subsidiaries, including the Company Software.

“Owned Real Property” shall mean (i) the real property in which the Company or any of its Subsidiaries have any fee title (or equivalent) interest, together with all buildings and other structures, facilities and improvements, currently or hereafter located thereon, (ii) all fixtures located at or attached or appurtenant thereto, (iii) all leaseholds of the Owned Real Property, and (iv) all easements, servitudes, rights-of-way, mineral and other extraction rights, air, water and other development rights and privileges and appurtenances used or usable in connection with the beneficial use and enjoyment of the Owned Real Property.

“Parachute Payment Waiver” shall mean, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code.

“Parties” shall mean the parties to this Agreement.

“Pass-Through Income Tax Return” shall mean any income Tax Return filed by or with respect to the Company for a Pre-Closing Tax Period, to the extent that the Company is treated as a partnership for U.S. federal income tax purposes.

“Payment Agent” shall have the meaning set forth in Section 2.8(a).

“Payment Agent Agreement” shall have the meaning set forth in Section 2.8(a).

“Payoff Letter” has the meaning set forth in Section 2.5(a).

“Permits” shall mean all permits, variances, licenses, registrations, consents, approvals, clearances, exemptions, waivers, franchises, certificates, orders, or notices or other authorizations required to be obtained from any Governmental Entity.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) (i) statutory Liens of landlords which do not interfere in any material respect, taken as a whole, with the ordinary conduct of the Business or detract in any material respect, taken as a whole, from the occupancy or operation of the Leased Real Property is currently used or proposed to be used in connection with the Business and (ii) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law, in each case, arising or incurred in the ordinary course of business with respect to charges that are not delinquent and for which adequate reserves have been established by the Company or its Subsidiary in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances affecting title to the Leased Real Property or otherwise, which individually and in the aggregate, do not interfere with or impair the ordinary conduct of the Business or materially detract from the occupancy or operation of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (f) zoning, building and other similar restrictions; (g) Liens relating to or arising out of any equipment leases, arising or incurred in the ordinary course of business and which do not, individually and in the aggregate, interfere with or impair the ordinary conduct of the Business in any material respect, taken as a whole; and (h) Liens set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, limited liability company, unlimited liability company, group, Governmental Entity, and any other Person or entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” shall mean information that, alone or in combination with other information, is capable of identifying an individual or household or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; date of birth; or any other data that constitutes personal information or personal data under applicable Laws.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (as apportioned pursuant to Section 5.5(c)).

“Pre-Closing Income Taxes” shall mean, collectively, without duplication, (A) any income Taxes of, imposed on or imposed with respect to, the Company or any of its Subsidiaries for any Pre-Closing Tax Period; (B) any income Taxes of the Company or its Subsidiaries arising as a result of Sections 951 or 951A of the Code, in each case attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, determined as though the Tax year of Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code ended on the Closing Date and any inclusions under Section 951 or 951A of the Code with respect to such Subsidiary were reflected in the Company’s Pre-Closing Tax Period Tax Returns; (C) any income Taxes attributable to any restructuring, acquisition, disposition or reorganization undertaken by the Company and its Subsidiaries prior to the Closing; and (D) any income Taxes imposed on, allocated or attributable to or incurred or payable by third parties in a Pre-Closing Tax Period with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing. Pre-Closing Income Taxes shall be calculated (i) taking into account the Transaction Deductions assuming such deductions are deductible in Pre-Closing Tax Periods to the extent there is at least a more likely than not position supporting the deduction under applicable Law, and (ii) other than resulting from an expansion of operations of the Company or its Subsidiaries between the date of this Agreement and the Closing, only accruing income Taxes in jurisdictions where the Company and its Subsidiaries have filed Tax Returns for their most recently filed Tax years.

“Pre-Closing Tax Contest” shall have the meaning set forth in Section 5.5(d).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date (as apportioned pursuant to Section 5.5(c)).

“Privacy and Security Requirements” shall mean, to the extent applicable to the Company or any of its Subsidiaries, (a) any Laws regulating the processing of Personal Information or confidential data; (b) the payment card industry data security standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) any privacy policy of the Company or its Subsidiaries; and (d) all contracts between the Company or any of its Subsidiaries and any Person that is applicable to the PCI DSS and/or the processing of Personal Information or confidential data.

“Privileged Deal Communications” shall have the meaning set forth in Section 9.14(d).

“Products” shall mean any products and/or services licensed, sold, distributed and/or otherwise made commercially available by the Company or any of its Subsidiaries.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Record” shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recourse Theory” shall have the meaning set forth in Section 9.8(a).

“Reference Date” shall have the meaning set forth in Section 3.6(a).

“Related Party” shall have the meaning set forth in Section 9.8(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, releasing, escaping, dumping, depositing, disposing, leaching, dispersing or migrating into or upon the indoor or outdoor environment (including the ambient air, soil, surface and sub-surface strata, surface water, and groundwater), or into, beneath, or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall have the meaning set forth in Section 5.7(a).

“Requisite Member Consent” shall have the meaning set forth in Section 3.2(b).

“Restricted Cash” shall mean any cash or cash equivalents not available because they are subject to any restrictions, limitations or taxes on use or distribution either by obligations or a commitment existing as of the time of the applicable time of determination.

“Restricted Units” shall mean Class B Units of the Company granted pursuant to the Equity Incentive Plan or otherwise that are subject to vesting.

“Securities Act” shall have the meaning set forth in Section 4.6.

“Security Breach” shall mean any actual or attempted (a) security breach or breach of Personal Information or confidential data under applicable Privacy and Security Requirements; (b) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information or confidential data); (c) unauthorized interference with system operations of IT Assets; or (d) phishing incident or ransomware attack.

“Securityholder” shall mean a holder of Units as of immediately prior to the Effective Time.

“Securityholders Percentage” shall mean, with respect to each Securityholder, the percentage set forth next to such Securityholder’s name under the heading “Securityholders Percentage” on the Allocation Schedule to be delivered by the Seller Representative pursuant to Section 2.6.

“Seller Representative” shall have the meaning set forth in the Preamble.

“Seller Representative Holdback Account” shall have the meaning set forth in Section 9.17(i).

“Seller Representative Holdback Amount” shall mean an amount equal to $1,500,000.

“Significant Contracts” shall have the meaning set forth in Section 3.16(a).

“Solvent” shall have the meaning set forth in Section 4.8.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of Contract or otherwise, of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., without limitation, a Subsidiary of a Subsidiary).

“Support Agreement” shall have the meaning set forth in the Recitals.

“Tail Payment” shall mean any payments payable to former holders of Class B Units pursuant to Section 3(c) of an applicable Restricted Unit Grant Agreement by and between the Company and such former holder of Class B Units.

“Target Net Working Capital” shall mean $82,093,000.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) includes all taxes of any kind imposed by any Governmental Entity, together with all interest, penalties, fines, and additions to tax imposed in respect thereof, including those levied on, or measured by, or referred to as income, earnings, profits, gross receipts, sales, use, ad valorem, value added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, excise, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, capital, corporate, goods and services, withholding, business, real or personal property, wage, severance, utility, social security or other similar taxes.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimate or declaration of estimated Tax filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax including any amendments thereto.

“Third-Party IP Rights” shall have the meaning set forth in Section 3.14(b)(v).

“Transaction Deductions” shall mean the sum of (a) any and all bonuses and other compensatory amounts paid in connection with the consummation of the transactions contemplated by this Agreement (including all employer-side payroll and similar Taxes with respect to such amounts), plus (b) any deductions arising from payments made in respect of Restricted Units paid pursuant to the transactions contemplated by this Agreement, plus (c) any and all deductible amounts incurred in connection with the retirement of the Company and its Subsidiaries’ Indebtedness as contemplated by this Agreement, plus (d) without duplication of amounts described in (a) – (c) above, any and all deductible payments of Transaction Expenses as contemplated by this Agreement, in each case to the extent there is at least a more likely than not position supporting the deduction under applicable Law. For purposes of this Agreement, the Parties agree that 70% of success-based fees paid by the Company or its Subsidiaries shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement and the Payment Agent Agreement.

“Transaction Expenses” shall mean the sum of (a) all fees, costs and expenses payable to financial advisors, investment bankers, service providers, accountants, legal advisors and other advisors and representatives that the Company or any of its Subsidiaries incurred in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated by this Agreement that are unpaid as of the Determination Time, (b) any and all bonuses, change of control, retention, severance and other compensatory amounts that are payable by the Company or by a Subsidiary of the Company pursuant to plans or agreements as in effect at the Determination Time and that are triggered automatically or with the passage of time, in whole or in part, by the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event(s) and including all employer-side payroll and similar Taxes with respect to such amounts), but excluding any payments (and the employer-side payroll and similar Taxes with respect to such payments) resulting from any Buyer Arrangements, (c) all employer-side payroll and similar Taxes with respect to any payments in respect of the Restricted Units pursuant to this Agreement and (d) any fees or expenses incurred prior to the Closing by the Company or any Subsidiary of the Company to obtain consents, waivers or approvals required to be obtained by the Company pursuant to this Agreement in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, fifty percent (50%) of all filing fees in connection with obtaining any approvals of any Governmental Entity under any Antitrust Laws); provided, that any amounts incurred or accrued in respect of the foregoing clauses (a) through (d) between the Determination Time and Closing (e.g., success-based fees, etc.) shall be included in Transaction Expenses and deemed to be outstanding as of the Determination Time; provided, further, that the Transaction Expenses shall not include any amounts included in Indebtedness or Working Capital.

“Transfer Taxes” shall mean all sales, use, transfer, stamp, stock transfer, recording, registration, documentary, filing, real property transfer and similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Entity that become payable in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Union” shall have the meaning set forth in Section 3.17(a).

“Units” shall mean, collectively, the Class A-1 Units, Class A-2 Units and Class B Units.

“Unvested Restricted Units” shall mean all Restricted Units that, immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), are not Vested Restricted Units.

“Upward Adjustment Amount” shall have the meaning set forth in Section 2.6(f).

“Vested Restricted Units” shall mean all Restricted Units that, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), are vested.

“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act, as amended and in effect.

“Willful Breach” shall mean, with respect to any representation, warranty or covenant of a party hereto in this Agreement, an action or omission taken by such Party in material breach of such representation, warranty or covenant that the breaching Party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would cause such material breach of such representation, warranty or covenant.

“Working Capital” shall mean Current Assets minus Current Liabilities, calculated as of the Determination Time pursuant to the Accounting Principles.

Section 1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires, words of any gender include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

(b)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)    The words, “herein,” “hereto,” “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation”, whether or not it is in fact followed by those words or words of similar import. The word “or” shall be inclusive and not exclusive, unless the context otherwise requires. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, in each case, as amended, modified, codified, replaced or reenacted, in whole or in part. Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified.

(d)    References to “dollars,” “Dollars” and “$” will be references to United States Dollars. Where any amounts to be calculated pursuant to this agreement are wholly or partly denominated in any currency other than United States Dollars, then such amounts, to the extent so denominated, shall be calculated in the equivalent amount of United States Dollars using the exchange rate published by The Wall Street Journal on the date that is three (3) Business Days prior to the funding date or the date such calculation is to be made.

(e)    Except as otherwise specifically provided, a reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns; provided, however, that, for the avoidance of doubt, nothing in this Section 1.2(e) is intended to authorize, nor shall it be deemed to have authorized, any assignment or transfer not otherwise expressly permitted by this Agreement.

(f)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)    The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)    Any document or item will be deemed “Delivered,” “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is included in the Data Room not less than one (1) Business Day prior to the date hereof (and not subsequently removed or modified prior to the date hereof).

(j)    The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of the Transaction Documents.

ARTICLE 2

MERGER

Section 2.1    The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Act, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in such Merger (the “Surviving Company”) and shall continue to be governed by the Act, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as the Surviving Company.

Section 2.2    Effective Time; Effect of the Merger. On the Closing Date, the Company shall duly execute a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Act. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the Act), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the applicable “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, powers, privileges and property of the Company and Merger Sub shall vest in the Surviving Company, and all debts, obligations, restrictions and liabilities of the Company and Merger Sub shall become debts, obligations, restrictions and liabilities of the Surviving Company.

Section 2.3    Closing; Closing Date. The closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 or remotely via the electronic exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article 6 and Article 7 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions at the Closing) shall have been satisfied or waived by the Party entitled to waive the same, or such other time, place and date that the Seller Representative and the Buyer may otherwise agree in writing; provided, however, that in no event shall the Closing occur prior to August 26, 2021 (the period from the date hereof until August 26, 2021, the “Inside Date Period”) unless the Buyer delivers a written notice to the Company stating that the Closing shall occur (subject to the satisfaction of all of the conditions to the Closing set forth in Article 6 and Article 7 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions at the Closing)) on a date specified by the Buyer during the Inside Date Period. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.4    Certain Terms of the Mergers.

(a)    Organizational Documents; Managers and Officers. At the Effective Time, the limited liability company agreement of the Company shall be amended in its entirety such that the Surviving Company’s limited liability company agreement shall be substantially identical (except with respect to the name of the Company) to the limited liability company agreement of Merger Sub immediately prior to the

Effective Time until thereafter changed or amended as provided therein or permitted or required by applicable Law; provided, however, notwithstanding the foregoing, the Surviving Company’s limited liability company agreement shall include provisions that provide for the indemnification of its current and former managers and officers to the fullest extent permitted under applicable Law and in accordance with Section 5.8(a). At the Effective Time, the certificate of formation of the Company shall be the same as the certificate of formation of the Company as in effect as of immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law. The managers of Merger Sub immediately prior to the Effective Time will become, from and after the Effective Time, the managers of the Surviving Company, until their respective successors are duly elected or appointed or their earlier resignation or removal. The officers of the Company immediately prior to the Effective Time will become, from and after the Effective Time, the officers of the Surviving Company, until their respective successors are duly elected or appointed or their earlier resignation or removal.

(b)    Effect on Units.

(i)    As of the Effective Time, by virtue of the Merger, and without any further action by any Person, all Units (other than the Unvested Restricted Units) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Securityholder who holds such Units shall cease to have any rights with respect thereto, except the right to receive (i) the Closing Consideration attributable thereto (which, for the avoidance of doubt, may vary depending on the class of such Unit including, with respect to Vested Restricted Units, each as a result of the Strike Price applicable to such Vested Restricted Unit) as set forth in the Allocation Schedule and payment shall be paid by or on behalf of Buyer through the Payment Agent to the Securityholders in accordance with Section 2.5, and (ii) any portion of any Additional Payment attributable thereto, in each case to be paid to the holder thereof in accordance with the terms of this Agreement; provided, that notwithstanding anything to the contrary herein, no consideration shall be payable hereunder in respect of any Units unless and until the holder thereof shall have properly completed, executed and delivered a Letter of Transmittal in respect of such Units.

(ii)    As of the Effective Time, by virtue of the Merger, and without any further action by any Person each Unvested Restricted Unit shall be canceled, terminated and shall cease to exist as of the Effective Time, and no payment shall be made with respect thereto. The Buyer Parties shall not assume any Restricted Units or substitute new awards therefor in connection with the transactions contemplated by this Agreement. At the Effective Time, each Restricted Unit shall be cancelled and terminated, and the Company shall take all actions necessary prior to the Closing to effect such cancellation and termination.

(iii)    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any Party, each unit of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable unit of the Surviving Company.

Section 2.5    Payments at Closing.

(a)    At least three (3) Business Days prior to the Closing, the Company shall obtain draft customary payoff letters with respect to the Closing Indebtedness Amount that is required to be repaid at the Closing pursuant to the terms thereof and as set forth on Section 2.5(a) of the Company Disclosure Schedule (each, a “Payoff Letter”) and on or prior to the Closing, copies of such payoff letters, executed by the applicable lenders and/or agents, as applicable, setting forth the Closing Indebtedness Amount with respect to such Indebtedness. At the Closing, Buyer shall pay or cause to paid in full, on behalf of the Company or its Subsidiaries, as applicable, the payments referenced in such Payoff Letters on the Closing

Date in accordance with the wire instructions set forth in the Funds Flow in order to discharge the Closing Indebtedness Amount covered thereby in their entireties. Buyer and the Company will cooperate in arranging for such repayment and the Company shall take such actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any Lien securing such Closing Indebtedness Amounts.

(b)    At the Closing, Buyer shall pay or cause to be paid in full, on behalf of the Company or its Subsidiaries, as applicable, the Transaction Expenses (to the extent not paid by the Company prior to the Closing) as set forth in a certificate delivered by the Company to Buyer, by wire transfer of immediately available funds, or through the Company’s payroll to the extent such Transaction Expenses are compensatory and paid to a current or former Company service provider, to the applicable accounts and parties set forth on such certificate. Such certificate shall be delivered by the Company to Buyer at least three (3) Business Days prior to the Closing and will be accompanied by invoices or other supporting documentation to evidence the Transaction Expenses set forth therein.

(c)    At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent, cash equal to the Adjustment Escrow Amount, to be held in an escrow account solely for purposes of adjustments to the Closing Consideration (the “Adjustment Escrow Account”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Escrow Agent. The administration of the Adjustment Escrow Account shall be governed by the terms of the Escrow Agreement and this Agreement.

(d)    At the Closing, Buyer shall deliver or cause to be delivered to the Seller Representative, the Seller Representative Holdback Amount by wire transfer of immediately available funds to an account designated in writing by the Seller Representative.

(e)    At the Closing, Buyer shall deliver or cause to be delivered to the Payment Agent (for subsequent payment to the Securityholders pursuant to Section 2.5(f) and subject to the procedures set forth in Section 2.8), by wire transfer of immediately available funds to an account designated in writing by the Payment Agent, a cash amount equal to the Closing Consideration.

(f)    The Closing Consideration shall be paid to the Securityholders following the Closing by the Payment Agent in accordance with Section 2.8, the Allocation Schedule and the Payment Agent Agreement which shall give effect to the terms of, and is in accordance with, the Company LLC Agreement.

Section 2.6    Purchase Price Adjustment.

(a)    At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) its good faith estimate of (A) Closing Working Capital (“Estimated Working Capital”), (B) Closing Cash (“Estimated Closing Cash”), (C) Closing Indebtedness Amount (the “Estimated Closing Indebtedness”), and (D) Transaction Expenses (the “Estimated Transaction Expenses”), and (ii) based on the foregoing, the resulting Closing Consideration and the Company’s good faith calculation of the Estimated Adjustment Amount (along with reasonable supporting documentation).

(b)    No later than seventy-five (75) days after the Closing Date, the Buyer shall deliver to the Seller Representative a written statement (the “Buyer Closing Statement”) setting forth Buyer’s good faith calculation of (i) Closing Working Capital (“Buyer Closing Working Capital”), (ii) Closing Cash (“Buyer Closing Cash”), (iii) Closing Indebtedness Amount (“Buyer Closing Indebtedness”), (iv) Transaction Expenses (the “Buyer Transaction Expenses”) and (v) based on the foregoing, the resulting Closing Consideration and Buyer’s good faith calculation of the Final Adjustment Amount. From the delivery of the Buyer Closing Statement until the determination of Final Closing Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Transaction Expenses in accordance with this Section 2.6, Buyer will provide, and cause the Company and its Subsidiaries to provide, the Seller Representative with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, records, personnel, accountants and other relevant financial and other information of the Company and its Subsidiaries, and (ii) copies of all work papers of their independent accountants in each case, to the extent reasonably necessary to complete their review of the Buyer Closing Statement; provided, however, that the independent accountants of the Surviving Company shall not be obligated to make any working papers available to the Seller Representative unless and until the Seller Representative has signed a customary confidentiality agreement and a release letter relating to such access to working papers in form and substance reasonably acceptable to such independent accountant. Buyer shall not amend, supplement or modify the Buyer Closing Statement following its delivery to the Seller Representative without the written consent of the Seller Representative.

(c)    If Buyer fails to deliver the Buyer Closing Statement within five (5) Business Days following the Seller Representative’s delivery of written notice to Buyer of its failure to deliver the Buyer Closing Statement in accordance with Section 2.6(b), (A) Buyer will provide, and cause the Company and its Subsidiaries to provide, the Seller Representative with reasonable access (during normal business hours and upon reasonable prior notice) to (x) the books, Records, employees, consultants, accountants and personnel of the Company and its Subsidiaries, and (y) the financial and other information, as of the Closing Date, of the Company and its Subsidiaries and (B) then, at the Seller Representative’s election, either (i) the Estimated Closing Statement, including the Company’s calculation of the Closing Consideration set forth therein, shall be final and binding upon Buyer and the Securityholders or (ii) the Seller Representative shall submit the Estimated Closing Statements to the Accounting Firm, together with a notice specifying those items or amounts therein as to which the Seller Representative disagrees and the Seller Representative’s resulting calculation of the Closing Consideration, and shall cause the Accounting Firm to promptly review this Agreement and such items or amounts for the purpose of calculating the Closing Consideration; provided, that with respect to Buyer’s obligations pursuant to the foregoing clause (A), (1) neither Buyer nor the Company shall be required to provide access to any information that based on advice of the Company’s or Buyer’s counsel, would violate applicable Law or fiduciary standards, or would destroy attorney client privilege and (2) no independent accountant of the Surviving Company shall be obligated to make any working papers available to the Seller Representative unless and until the Seller Representative has signed a customary confidentiality agreement and a release letter relating to such access to working papers in form and substance reasonably acceptable to such independent accountant. The Accounting Firm’s review and report pursuant to the immediately preceding clause (ii) shall be performed in accordance with the applicable provisions of Section 2.6(d), mutatis mutandis, except that the Accounting Firm’s review shall be limited to those items or amounts specified in the Seller Representative’s notice delivered pursuant to the immediately preceding clause (ii), and shall be based solely on written or oral materials, presentations and arguments submitted and/or made by the Seller Representative.

(d)    If Buyer timely delivers the Buyer Closing Statement in accordance with Section 2.6(b), the Seller Representative may dispute the calculation of Buyer Closing Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness, and/or Buyer Transaction Expenses by notifying Buyer of such disagreement in writing (a “Notice of Objection”), within forty-five (45) days after the Seller Representative’s receipt of the Buyer Closing Statement. The Notice of Objection shall set forth in reasonable detail each item that the Seller Representative disputes and the rationale for such objection and resulting proposed calculation (to the extent it can be reasonably calculated based on the information then available); provided, that (i) in no event shall the Seller Representative submit more than one (1) Notice of Objection and (ii) any items not raised in the Notice of Objection shall be final, binding and conclusive for all purposes hereunder. In the event that the Seller Representative does not provide a Notice of Objection within such forty-five (45) day period, the Securityholders shall be deemed to have accepted the Buyer Closing Statement delivered by Buyer and Buyer’s calculation of Buyer Closing Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness and Buyer Transaction Expenses set forth therein, which shall then be final, binding and conclusive for all purposes hereunder. In the event any Notice of Objection is timely delivered, Buyer and the Seller Representative shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Notice of Objection. For purposes of the resolution process, other than with respect to any updates to the Parties’ respective calculations to reflect any disputed items conclusively resolved in writing by the Parties within thirty (30) days after the delivery of the Notice of Objection to Buyer (or such longer period as they may agree in writing), neither Buyer nor the Seller Representative may change its calculations from the amounts proposed in the Buyer Closing Statement (with respect to Buyer) and the Notice of Objection (with respect to the Seller Representative) without the other party’s written consent. If Buyer and the Seller Representative are unable to resolve such items in dispute (the “Unresolved Items”) by the end of such period then, at any time thereafter, either the Seller Representative or Buyer may require that the Accounting Firm resolve the Unresolved Items. For the avoidance of doubt, the Accounting Firm shall only resolve the Unresolved Items and not any disagreements that have been resolved by the Parties. In connection with engaging the Accounting Firm, each of Buyer and the Seller Representative agrees, if requested by the Accounting Firm, to work with the Accounting Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to both Buyer and the Seller Representative. Buyer and the Seller Representative shall instruct the Accounting Firm to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Accounting Firm, based solely on the provisions of and definitions contained in this Agreement and the written and oral presentations by the Seller Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of Closing Working Capital, Closing Cash, Closing Indebtedness Amount and/or Transaction Expenses (including the components thereof) require adjustment; provided, however, that in resolving any Unresolved Item, the Accounting Firm may not assign a value to any item greater than the greatest value of such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by either Buyer or the Seller Representative. The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Securityholders in accordance with the Allocation Schedule (which may be paid by the Seller Representative out of the Seller Representative Holdback Amount), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller Representative’s position, 60% of the costs payable to the Accounting Firm would be borne by Buyer and 40% of the costs would be borne by the Seller Representative (for the account of the Securityholders). The determination of the Accounting Firm shall be set forth in a written statement delivered to the Seller Representative and Buyer and shall be final, conclusive and binding on the Parties. The determination of the Accounting Firm shall be fully enforceable by a court of competent jurisdiction in accordance with the terms of this Agreement. The date on which Closing Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses are finally determined in accordance with this Section 2.6(d) is hereinafter referred to as the “Adjustment Determination Date.”.

(e)    “Final Closing Working Capital”, “Final Closing Cash”, “Final Closing Indebtedness”, and “Final Transaction Expenses” respectively, shall mean (i) if Buyer does not timely deliver the Buyers Closing Statement in accordance with Section 2.6(b) and Section 2.6(c), the Company’s calculation of the Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses, in each case, set forth in the Estimated Closing Statement, or the Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses, in each case, as determined by the Accounting Firm pursuant to Section 2.6(c), as applicable, based on the Seller Representative’s election in accordance with Section 2.6(c); (ii) if Buyer timely delivers the Buyer Closing Statement in accordance with Section 2.6(b), and the Seller Representative does not deliver any Notice of Objection within forty-five (45) days after receipt of the Buyer Closing Statement, Buyer’s calculation of the Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses, in each case, set forth in the Buyer Closing Statement; or (iii) if Buyer timely delivers the Buyer Closing Statement in accordance with Section 2.6(b), and the Seller Representative does deliver a Notice of Objection within forty-five (45) days after receipt of the Buyer Closing Statement, (A) the Closing Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses, in each case, as agreed by Buyer and the Seller Representative pursuant to Section 2.6(d) or (B) in the absence of such agreement, the Closing Working Capital, Closing Cash, Closing Indebtedness Amount and Transaction Expenses, in each case, as determined by the Accounting Firm pursuant to Section 2.6(d).

(f)    If the Final Adjustment Amount is greater than the Estimated Adjustment Amount (the amount of such excess, the “Upward Adjustment Amount”), then within five (5) Business Days after the Adjustment Determination Date, (i) Buyer shall pay or cause to be paid to the Payment Agent an amount in cash equal to the Upward Adjustment Amount, which shall be distributed to the Securityholders in accordance with the terms of this Agreement and the Payment Agent Agreement, and (ii) Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to cause to be paid to the Payment Agent all funds remaining in the Adjustment Escrow Account for further distribution to the Securityholders in accordance with the terms of this Agreement, the Escrow Agreement and the Payment Agent Agreement; provided, however, that in no event shall Buyer be required to pay an amount pursuant to the immediately foregoing clause (i), individually or in the aggregate, in excess of an amount equal to the Adjustment Escrow Amount in respect of such Upward Adjustment Amount.

(g)    If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the amount of such deficit, the “Downward Adjustment Amount”), then within two (2) Business Days after the Adjustment Determination Date, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to (i) release to Buyer from the Adjustment Escrow Account an amount of cash equal to the lesser of (A) the Downward Adjustment Amount and (B) the amount then available in the Adjustment Escrow Account and (ii) release to the Payment Agent all funds remaining in the Adjustment Escrow Account after the distribution described in subclause (i), if any, for further distribution to the Securityholders in accordance with the terms of this Agreement, the Escrow Agreement and the Payment Agent Agreement. Notwithstanding anything to the contrary in this Agreement, the Adjustment Escrow Account shall be the Buyer Parties’ sole source of recourse in respect of the Downward Adjustment Amount (if any), and no Securityholder or any other Person shall have any liability to either Buyer Party, the Surviving Company or any other Person in respect of the Downward Adjustment Amount (if any) in excess of the amounts held in the Adjustment Escrow Account.

(h)    The Parties agree and acknowledge that any payment pursuant to Section 2.6(f) or Section 2.6(g) above will be treated by the Parties as an adjustment to the Closing Consideration, including for all Tax purposes (to the extent permitted by Law).

(i)    Following the Closing, any action taken by the Buyer Parties, the Company or the Company’s Subsidiaries with respect to the accounting books and records of any of the Company or its Subsidiaries on which the Buyer Closing Statement is to be based that is inconsistent with the Company or its Subsidiaries’ past practices will not have any effect on the determination made pursuant to Section 2.6(b), Section 2.6(c) or Section 2.6(d).

Section 2.7    Allocation Schedule and Preliminary Documents.

(a)    At least three (3) Business Days prior to the Closing Date, the Seller Representative will prepare and deliver to the Buyer, (i) a schedule (the “Allocation Schedule”) setting forth all of the following information: (A) the portion of the Closing Consideration to which each

Securityholder is entitled, (B) such Securityholder’s pro rata portion of the Adjustment Escrow Amount, and (C) such Securityholder’s pro rata portion of the Seller Representative Holdback Amount, in each case along with the underlying formulae to calculate such amounts in accordance with the Company LLC Agreement and (ii) a funds flow memorandum setting forth payment instructions and call back information with respect to each payment to be made pursuant to this Agreement by or for the benefit of the Company on the Closing Date (the “Funds Flow”), together with the applicable wire instructions set forth in the Funds Flow, in form and substance reasonably acceptable to Buyer. In the event that the Seller Representative determines that any amounts on Allocation Schedule change between the date of the Allocation Schedule’s delivery and the Effective Time, the Seller Representative shall deliver a revised Allocation Schedule to Buyer and Merger Sub, along with a certification of an authorized officer of the Seller Representative as to the accuracy of the revised Allocation Schedule, in a form reasonably acceptable to Buyer, which shall automatically, without further action on behalf of the Parties hereto, replace the previously delivered Allocation Schedule for all purposes hereunder.

(b)    The Seller Representative shall consider in good faith any of Buyer’s reasonable comments to the Estimated Closing Statement, Allocation Schedule and/or Funds Flow, and such Estimated Closing Statement, Allocation Schedule and/or Funds Flow shall be modified to reflect any revisions mutually agreed upon by the Seller Representative and Buyer. For the avoidance of doubt, in the event that the Seller Representative and Buyer do not mutually agree to modify any of Estimated Closing Statement, Allocation Schedule and/or Funds Flow, then the Estimated Closing Statement, Allocation Schedule and/or Funds Flow initially delivered by the Seller Representative shall be, subject to Section 2.6, final for purposes of the Closing and the amounts payable in connection therewith.

(c)    The Allocation Schedule delivered to Buyer pursuant to this Section 2.7 shall be deemed definitive with respect to the allocation of the Closing Consideration and, to the extent applicable, any Additional Payment, among the Securityholders, in each case, in accordance with this Agreement and the disbursement thereof, and shall be binding on the Company and the Securityholders. Buyer, Merger Sub, Escrow Agent, Payment Agent and, after the Closing, the Surviving Company, shall be entitled to rely on the Allocation Schedule with respect to the amounts allocated and payable to the Securityholders and former holders of Restricted Units as set forth thereon (through delivery of funds to the Escrow Agent and Payment Agent pursuant to and in accordance with this Agreement). None of Buyer, Merger Sub, Escrow Agent, Payment Agent and, after the Closing, the Surviving Company shall have any Liabilities to any Person, including any Securityholder or former holder of Restricted Units, for any inaccuracy, error, or omission in the Allocation Schedule, or any action taken in reliance thereon. Notwithstanding anything contained in this Agreement to the contrary, to the extent any payment is to be made by Buyer or the Surviving Company to the Escrow Agent, the Payment Agent or the Seller Representative on behalf of or for the benefit of any Securityholder or any former holder of Restricted Units, including any payments made pursuant to Sections 2.5, 2.6(f) or 2.8(c), if such payment is so made to the Escrow Agent, the Payment Agent or the Seller Representative, then neither Buyer nor the Surviving Company shall have any further responsibility or liability with respect thereto and such parties shall be entitled to rely conclusively and without independent verification on the Seller Representative, the Escrow Agent or the Payment Agent making further payment to such Securityholder or former holder of Restricted Units, as applicable.

Section 2.8    Payment Procedures.

(a)    Prior to the Effective Time, Buyer shall designate PNC Bank N.A., or such other bank or trust company reasonably acceptable to Seller Representative and Buyer to act as payment agent in connection with the Merger (the “Payment Agent”). Subject to the terms of Section 2.5 and Section 2.9 hereof, at or prior to the Effective Time, Buyer will provide to and shall deposit in trust with, the Payment Agent, an amount in cash equal to the aggregate amount of the Closing Consideration payable to the Securityholders under this Agreement. Until used for that purpose, the funds shall be invested by the

Payment Agent, as directed by Buyer, and in accordance with a Payment Agent Agreement, by and between Buyer, the Seller Representative and the Payment Agent, in the form attached hereto as Exhibit D (the “Payment Agent Agreement”) in obligations of, or guaranteed by, the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America or in deposit accounts or certificates of deposit with commercial banks.

(b)    As soon as reasonably practicable after the date hereof, Seller Representative and Buyer shall cause the Payment Agent to mail or otherwise make available to each holder of record of outstanding Units that will be converted pursuant to Section 2.4(b) into the right to receive Closing Consideration, a Letter of Transmittal and such other documents as may reasonably be required by Seller Representative and Buyer (including any required Form W-8 or W-9). Upon delivery of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such Securityholder shall be entitled to promptly receive (and in any event within two (2) Business Days after delivery of a completed Letter of Transmittal in accordance with this provision) in exchange therefor a cash amount equal to such Securityholder’s portion of the Closing Consideration as set forth opposite such Securityholder’s name on the Allocation Schedule without interest; provided, however, that any Securityholder that completes delivery of a Letter of Transmittal and such other documents as may reasonably be required in accordance with this Section 2.8 on or prior to two (2) Business Days prior to the Closing Date shall be paid by the Payment Agent on the Closing Date.

(c)    At any time which is more than one (1) year after the Effective Time, the Surviving Company shall be entitled to direct the Payment Agent to deliver to it any funds which had been deposited with the Payment Agent and have not been disbursed in accordance with this Article 2 (including, without limitation, interest and other income received by the Payment Agent in respect of the funds made available to it)and such funds shall, to the extent permitted by applicable Law, become the property of the Surviving Company and shall be promptly released by the Payment Agent to an account designated by the Surviving Company (and the Seller Representative agrees to reasonably cooperate as necessary to effectuate such transfer). After the funds have been delivered to the Surviving Company, the Securityholders entitled to payment in accordance with this Article 2 shall be entitled to look solely to the Surviving Company as a general creditor (subject to abandoned property, escheat or other similar applicable Laws) for payment of the Closing Consideration, without any interest thereon. Any Closing Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding anything to the contrary in this Agreement, neither the Payment Agent nor Buyer, Merger Sub or the Surviving Company shall be liable to a former Securityholder for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar applicable Law.

Section 2.9    Withholding. Each of the Buyer, the Merger Sub, the Escrow Agent, the Payment Agent and/or any other applicable Party required to withhold shall be entitled to deduct and withhold from amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the consummation of the transactions contemplated by this Agreement, including for the avoidance of doubt any payments to the Securityholders, such amounts as are required to be deducted and withheld therefrom under any provision of any applicable Law. To the extent Buyer or Merger Sub intend to withhold any amounts under this agreement, other than amounts (i) for failure to provide applicable form or forms W-9 or W-8 or any successor forms, (ii) for failure of the Company to comply with Section 5.5(i) or (iii) amounts paid to any service provider or employee, then Buyer or Merger Sub shall provide written notice to the Seller Representative five (5) days before withholding such amounts and reasonably cooperate with the Seller Representative to avoid or reduce such withholding obligation. To the extent that such amounts are so deducted or withheld by the applicable withholding agent and paid over to the appropriate Governmental

Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to cooperate to allow the applicable withholding agent, at its election, to effectuate such withholding by means acceptable to the Buyer Parties, including by paying the applicable portion of the any payment for which such withholding is required to the Company or any of its Subsidiaries and causing such Person to withhold the applicable amounts through its payroll system.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Buyer Parties concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Buyer Parties on behalf of itself and each of its Subsidiaries as follows as of the date hereof and as of the Closing Date, except with respect to statements that speak to an earlier date, in which case, such statements shall be as of such earlier date:

Section 3.1    Organization and Qualification; Subsidiaries. The Company is a limited liability company, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite limited liability company or other organizational power and authority to own, license and operate the assets and properties it purports to own, license, lease or operate and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties or assets owned, licensed, leased or operated by it or the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or in good standing in such foreign jurisdiction, would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company has Delivered to Buyer true, complete and correct copies of the Organizational Documents of the Company, each of which are in full force and effect as of the date hereof.

Section 3.2    Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is a party, and each of the transactions contemplated hereby or thereby are within its company powers and, subject to the receipt of the Requisite Member Consent, have been duly and validly authorized by all required action on the part of the Company and no other act, proceeding or approval on the part of the Company, the Company Board or the Securityholders (other than the Requisite Member Consent) is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been, and, upon their execution, each of the other Transaction Documents will have been, duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other Transaction Documents by the Parties and the other parties thereto and subject to receipt of the Requisite Member Consent, this Agreement constitutes, and the other Transaction Documents upon execution and delivery by the Company will each constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally (the “General Enforceability Exceptions”) and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity).

(b)    The governing body of the Company has (i) determined that this Agreement, the other Transaction Documents to which the Company is a party and the Merger are advisable, fair to, and in the best interests of, the Company and its members, (ii) approved this Agreement in accordance with applicable Law, (iii) directed that this Agreement and the Merger be submitted to the Securityholders that hold Class A-1 Units for their adoption and approval by written consent and (iv) resolved to recommend that the Securityholders approve and adopt this Agreement on behalf of the Company and vote in favor of the approval of the Merger. The affirmative votes of the holders of a majority of the outstanding Class A-1 Units of the Company (which may be obtained in the form of a written consent) are the only votes of the holders of any class or series of the Company’s Units necessary to approve and adopt this Agreement and the Merger, in each case on behalf of the Company, under applicable Law, governing documents or any Contracts to which the Company is a party or otherwise bound, and the Company shall seek to have such vote taken in the form of a written consent (the “Requisite Member Consent”), which consent shall be in the form attached hereto as Exhibit E.

Section 3.3    Capitalization; Subsidiaries.

(a)    Section 3.3(a) of the Company Disclosure Schedule accurately sets forth all of the issued and outstanding Equity Interests of the Company and the name and number of the Equity Interests held by each holder thereof, in each case, as of the date hereof. All of the issued and outstanding Equity Interests of the Company have been duly authorized and validly issued, are fully paid and non-assessable, are free and clear of any Lien, preemptive rights or any other limitation or restriction on the right to vote, sell or otherwise dispose of such Equity Interests (other than as set forth in the Organizational Documents of the Company and/or by applicable Laws), were issued in compliance with applicable Laws or exemptions therefrom and the Organizational Documents of the Company and are owned of record by the equityholders set forth in Section 3.3(a) of the Company Disclosure Schedule. Except for this Agreement and as may be set forth on Section 3.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized: (i) Equity Interests of the Company (voting or nonvoting), (ii) options, warrants, rights, pledges, plans, calls, puts, rights to subscribe, conversion rights or other interests convertible into or exchangeable for Units or other Equity Interests of the Company, (iii) bonds, debentures or other Indebtedness of the Company or its Subsidiaries having the right to vote for or that are convertible or exchangeable for Equity Interests of the Company having the right to vote, (iv) equity appreciation, phantom equity or other equity equivalents or equity-based awards or rights with respect to the Company or (v) any other Contracts or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem, retire or otherwise acquire, or to register with the Securities and Exchange Commission, any of the items in clauses (i) through (v). Except for the Organizational Documents of the Company and its Subsidiaries identified on Section 3.3(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any investors rights agreements, voting agreements, voting trusts, purchase option, call option, preemptive right, right of first refusal or co-sale agreements, registration right, subscription right, right of rescission, rights of first negotiation, rights to notice of an acquisition proposal from a third party, management rights agreements or any other similar agreements or contracts relating to the transfer, voting or registration of any of the items in clauses (i) through (v) of this Section 3.3(a). There are no declared and unpaid dividends on any of the Company’s Equity Interests.

(b)    Section 3.3(b) of the Company Disclosure Schedule identifies the full legal name of the Company and each of its Subsidiaries and indicates each such legal entity’s jurisdiction of organization and each jurisdiction in which it is qualified to conduct business. All of the issued and outstanding Equity Interests of such Subsidiaries listed in such section are directly or indirectly wholly owned by the Company, free and clear of all Liens, other than Permitted Liens. Each Subsidiary listed in such section is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation and is duly qualified or licensed to do business, and is in good standing, as a foreign entity in each jurisdiction where the character of the properties or assets owned, licensed, leased or operated by it or the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed or in good standing in such foreign jurisdiction would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary has all requisite power and authority necessary to own, license and operate its assets and properties its purports to own, license, lease or operate and to carry on the business of the Company as it is now being conducted. Except with respect to the Company’s Subsidiaries set forth on Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries Controls (i) directly or indirectly or has any direct or indirect interest in any other Person or (ii) owns or has any right to acquire, directly or indirectly, any outstanding Equity Interest in any Person. The Company has Delivered to Buyer true, complete and correct copies of the Organizational Documents of each Subsidiary listed on Section 3.3(b) of the Company Disclosure Schedule, each of which is in full force and effect.

(c)    Section 3.3(c) of the Company Disclosure Schedule identifies the name and number of Restricted Units held by each holder thereof, in each case as of the date hereof, the date of issuance, the Strike Price, the vesting schedule applicable thereto (and any acceleration provisions thereof) and whether such Units are Unvested Restricted Units or Vested Restricted Units. Each Restricted Unit is intended to constitute a “profits interest” within the meaning of Internal Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Internal Revenue Service Revenue Procedure 2001-43, 2001-2 C.B. 191, and has been granted in accordance with the requirements of the foregoing Revenue Procedures and subject to terms sufficient to cause such Restricted Unit to be ineligible to share in the proceeds of a complete liquidation of the Company at fair market value on the applicable date of grant of such Restricted Unit, and is the subject of a valid and timely election pursuant to Section 83(b) of the Code.

(d)    No former holder of Restricted Units is entitled to a Tail Payment in connection with the transactions contemplated by this Agreement.

(e)    The Allocation Schedule delivered to Buyer pursuant to Section 2.7 accurately reflects in all respects all information required to be set forth therein. The allocation of each Securityholder’s portion of the Closing Consideration, Adjustment Escrow Amount (if any) and Seller Representative Holdback Amount (if any), in each case, as set forth in the Allocation Schedule complies with the applicable distribution and other provisions of the Company LLC Agreement that apply to the Merger and the other transactions contemplated by this Agreement.

Section 3.4    Consents and Approvals; No Violations. No filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity or any other Person is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any foreign, state or federal licenses or Permits relating to the Business listed on Section 3.4 of the Company Disclosure Schedule or (d) any such filings, notices, Permits, authorizations, registrations, consents or approvals of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impair or delay the Company’s or any of its Subsidiaries’ ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby or thereby. Assuming compliance with the items described in clauses (a) through (d) of the preceding sentence, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of the Company or its Subsidiaries, (ii) except as set forth on Section 3.4 of the Company Disclosure Schedule, result in a material breach, material violation or infringement of, or constitute (with or without due notice or lapse of time or both) a change of control or default (or give rise to the creation of any Lien or any right of termination, amendment, modification, cancellation or acceleration) under, result in the acceleration of obligations, loss of material benefit or increase in any Lien or fees under, or require the consent of any Person under, any of the terms, conditions or provisions of any Significant Contract or Lease or (iii) violate or infringe any Law applicable to the Company or any of its properties or assets, except as, in the case of clauses (ii) and (iii) above, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impair or delay the Company’s or any of its Subsidiaries’ ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 3.5    No Default; Title. Since January 1, 2018, the Company and each of its Subsidiaries has not been (i) in default or violation of any term, condition or provision of its Organizational Documents in any material respect or (ii) in default or violation of any Law applicable to the Company or any of its Subsidiaries or any of its properties or assets of the Company or any of its Subsidiaries, except as would otherwise not reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole) or materially impair or delay the Company’s or any of its Subsidiaries’ ability to perform its respective obligations under this Agreement and the other Transaction Documents to which the Company or any of its Subsidiaries is a party or consummate the transactions contemplated hereby or thereby. Each of the Company and each of its Subsidiaries has valid title to all material tangible personal property and assets owned by it that are used by the Company or its Subsidiaries or held by it for use by the Company or its Subsidiaries, free and clear of all Liens, other than Permitted Liens. The material tangible personal property and assets of the Company and each of its Subsidiaries are, and the condition of such assets is, in each case in the aggregate, adequate in all material respects for the conduct of the business of the Company as currently conducted. The material tangible assets of the Company and its Subsidiaries, taken as a whole, are in good operating condition and repair, normal wear and tear excepted.

Section 3.6    Financial Statements.

(a)    Section 3.6 of the Company Disclosure Schedule contains true and complete copies of the following financial statements (collectively, with any notes thereto, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries, as of December 31, 2020, 2019 and 2018 (such December 31, 2020 balance sheet, the “2020 Audited Balance Sheet”), and the related consolidated statements of operations, of cash flows and of members’ equity for the years then ended, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries, as of May 31, 2021 (the “Reference Date”), and the related statement of operations, of cash flows and of members’ equity for the five month period then ended (the “Unaudited Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as specifically noted therein (none of which would be material, individually or in the aggregate)), and present fairly, in all material respects, the financial position and the results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered, except that the Unaudited Financial Statements do not contain year-end adjustments and footnotes required by GAAP (none of which if presented would materially differ from those presented in the audited Financial Statements for the fiscal year ended December 31, 2020). The Financial Statements were derived from and prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries which are, in each case, regularly maintained by the management of the Company.

(b)    All of the accounts receivable of the Company and its Subsidiaries included in the Unaudited Financial Statements or accrued since the Reference Date are valid and enforceable claims and are subject to no set-off or counterclaim. Since the Reference Date, the Company and its Subsidiaries have collected its respective accounts receivable in the ordinary course of business and have not accelerated any such collections. The Company and its Subsidiaries have no accounts receivable or loans receivable from any Person which is affiliated with it or any of its directors, officers, partners, members, managers, employees or equityholders.

(c)    All accounts payable and notes payable of the Company and its Subsidiaries included in the Unaudited Financial Statements or incurred since the Reference Date arose in bona fide arm’s length transactions in the ordinary course of business and since Reference Date, no such account payable or note payable is delinquent in its payment. Since the Reference Date, the Company and each of its Subsidiaries has paid its accounts payable in the ordinary course of business. The Company and each of its Subsidiaries has no accounts payable or loans payable to any Person which is affiliated with it or any of its directors, officers, managers, employees or equityholders.

(d)    The values at which inventories are reflected in the Unaudited Financial Statements have been determined in accordance with the normal valuation policy of the Company, consistently applied and in accordance with GAAP. Such inventories (and items of inventory acquired or manufactured subsequent to the Reference Date) consist only of items of quality and quantity commercially usable and, with respect to finished goods, salable, in the ordinary course of business and fit for the purpose for which they were manufactured or procured, and none of which are obsolete, damaged or defective, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventories are reasonable in the present circumstances of the Company’s business. Inventories (other than goods in transit) of the Company or its Subsidiaries are located on the premises of the Company or its Subsidiaries.

(e)    The Company and each of its Subsidiaries maintains books and records reflecting their assets and liabilities and maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare financial statements in conformity with GAAP and to maintain accountability for the assets of the Company and its Subsidiaries; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization; and (iv) the reporting of the assets of the Company and its Subsidiaries is compared with existing assets at regular intervals. There are no significant deficiencies, including material weaknesses, in the internal control over financial reporting that could reasonably be expected to adversely affect the Company’s ability to initiate, authorize, record, process, or report external financial data in accordance with GAAP. There is no fraud by management of the Company or its Subsidiaries, or other employees of the Company or its Subsidiaries who have significant roles in the Company’s or its Subsidiaries’ internal controls, in each case which would have a material adverse effect on the Financial Statements.

(f)    There are no Liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether or not accrued, contingent, asserted, unasserted, absolute or otherwise, other than those that (i) are specifically set forth and adequately reserved against the Unaudited Financial Statements, (ii) were incurred in the ordinary course of business after the date of the Unaudited Financial Statements (other than in respect of any breach of contract, tort, infringement, Action or violation of or liability under any Law), (iii) are included in Transaction Expenses or (iv) would not, individually or in the aggregate, reasonably be material to the Company.

(g)    Except for the interest rate instruments that shall be terminated pursuant to Section 5.14, the Company and its Subsidiaries are not party to any currency or other hedging or derivative instruments.

(h)    The Company and its Subsidiaries are not subject to any conditional sale obligations or other obligations arising under any title retention agreement or arrangement or any payment obligations relating to any non-competition obligations or agreements.

Section 3.7    Absence of Certain Events. Except as set forth in Section 3.6(a) of the Company Disclosure Schedule or as contemplated by this Agreement, since the Reference Date through the date of this Agreement:

(a)    each of the Company and its Subsidiaries has conducted its business in the ordinary course, consistent with past practices;

(b)    there has not been a Material Adverse Effect; and

(c)    neither the Company nor any of its Subsidiaries has taken action that, if taken during the Interim Period, would have required the prior consent of Buyer pursuant to Section 5.1(a) through Section 5.1(b)(xx) or has entered into any agreement with respect to any of the foregoing.

Section 3.8    Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no material Action pending and, since January 1, 2018, there has not been any material Action threatened in writing, in each case, against, or otherwise affecting, the Company or any of its Subsidiaries or any present officer or director of the Company or any Subsidiary in his or her capacity as such. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgement, order or decree of any Governmental Entity that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no pending or, threatened in writing, material investigation by any Governmental Entity relating to the Company, its Subsidiaries, their respective properties and assets or the business of the Company. During the past three (3) years, neither the Company nor any of its Subsidiaries have received any written notice or other written communication from any Governmental Entity regarding any actual material violation of, or material failure to comply with, any term or requirement of any order or applicable Law to which the Company or its Subsidiaries is subject. There is no Action by the Company or its Subsidiaries pending, or which the Company or its Subsidiaries has commenced material preparations to initiate, against any other Person.

Section 3.9    Permits; Compliance with Laws. The Company or its Subsidiaries hold and are in compliance with, and have held and been in compliance with in all material respect during the past three (3) years, all Permits, of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted and all such Permits are in full force and effect. The Company has fulfilled and performed all of its material obligations with respect to the Permits, and during the past three (3) years, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from a Governmental Entity relating to the Company or its Subsidiaries, their business and the their products, when submitted to the Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, data and conclusions have been submitted to the Governmental Entity. The Company and its Subsidiaries are currently, and have been for the last three (3) years, in compliance in all material respects with all applicable Laws.

Section 3.10    Employee Benefit Programs.

(a)    Section 3.10(a) of the Company Disclosure Schedule sets forth each material Employee Program that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or may reasonably be expected to have any obligation or Liability, whether actual or contingent, direct or indirect (the “Company Employee Programs”). Neither the Company nor any of its Subsidiaries has any plan or commitment to adopt or enter into any additional Company Employee Programs or to amend or terminate any existing any Company Employee Program.

(b)    With respect to each Company Employee Program, the Company has Delivered to Buyer, where applicable and to the extent available: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent summary plan description and all modifications thereto; (v) all non-routine correspondence since January 1, 2018 to and from any state or federal agency and (vi) all material records, notices and filings related to a Company Employee Program by a Governmental Entity related to any governmental administrative proceeding, audit or other proceeding.

(c)    Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Program. Each trust established in connection with any Company Employee Program which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)    Each Company Employee Program is operated and maintained in compliance in all material respects with applicable Laws and regulations, including the Code and ERISA, and is administered in all material respects in accordance with applicable Laws and regulations and with its terms. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Employee Program. All payments, benefits, contributions and premiums related to each Company Employee Program have been paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Employee Program and accounting standards.

(e)    No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Employee Program, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Employee Program have occurred with respect to which the Company or any Subsidiary has or may reasonably be expected to have any Liability, and (ii) neither the Company nor any of its Subsidiaries has made any filing in respect of such Company Employee Program under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(f)    No Company Employee Program is, and neither the Company nor any of its Subsidiaries has, or at any time during the last six (6) years contributed to or had, any Liability or obligation, whether fixed or contingent, with respect to (i) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (iv) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, including, in the case of clauses (i) through (iv), any Liability with respect to an ERISA Affiliate. No Liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any Subsidiary.

(g)    None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or in connection with severance obligations for periods no longer than twenty-four (24) months) and neither the Company nor any of its Subsidiaries has ever promised to provide such post-termination benefits.

(h)    The Company and its Subsidiaries are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, including the employer mandate of such act by (x) offering “minimum essential coverage” to at least 95% of the Company’s and each of its Subsidiaries’ full-time employees for each year since January 1, 2015 and (y) determining the Company’s and each of its Subsidiaries’ “full-time” employees in a manner that complies with applicable Law, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries owes any amount under Section 4980H of the Code. No Company Employee Program is a voluntary employee benefit association under Section 501(a)(9) of the Code. No Company Employee Program is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(i)    No Company Employee Program is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Company service provider (or any dependent thereof) who resides outside of the United States.

(j)    Neither the Company nor any of its Subsidiaries has applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and have not claimed any employee retention credit under the CARES Act.

(k)    Each nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l)    Except as set forth on Section 3.10(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company; (ii) limit the right of the Company or any Subsidiary to amend, merge or terminate any Company Employee Program; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code; or (iv) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any current or former employee, director or consultant of the Company or any Subsidiary.

(m)    For purposes of this Section 3.10, an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

Section 3.11    Brokers. Except for the Persons set forth in Section 3.11 of the Company Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement constitute Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 3.12    Tax Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)    The Company and its Subsidiaries have duly and timely filed or caused to be timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.

(b)    The unpaid Taxes of the Company and its Subsidiaries did not, as of the Reference Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Financial Statements (rather than in any notes thereto). Since the Reference Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company and its Subsidiaries has been entered into. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney with respect to any Tax matter relating to the Company or its Subsidiaries.

(d)    No deficiencies for Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or its Subsidiaries. No adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Governmental Entity during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period.

(e)    Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company or its Subsidiaries after the Closing Date, (ii) is or has ever been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than any group of which CB Velocity Midco is or was the parent) or (iii) has any liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or pursuant to any Tax sharing, allocation or indemnity agreement or any other contractual agreements, or otherwise other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes). None of the Company or any of its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes.

(f)    There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries (other than Permitted Liens).

(g)    Neither the Company nor any of its Subsidiaries has been a party to any transaction that is or is substantially similar to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing, (iii) any accounting method change or agreement with any Governmental Entity filed or made prior to the Closing, (iv) any prepaid amount received prior to the Closing, (v) any closing agreement or other agreement with a Governmental Entity prior to the Closing, (vi) any election under Section 108(i) of the Code, (vii) any deferred intercompany transactions or deferred items under Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or foreign Law) prior to the Closing, or (viii) an election under Section 965 of the Code.

(i)    All books and records relating to Taxes (including related work papers) have been adequately maintained for all periods for which the statute of limitations remains open.

(j)    Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation.

(k)    The Company is, and has been for all times since its formation, properly classified as a partnership for U.S. federal and, if applicable, state and local income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for Tax purposes.

(l)    Neither the Company nor any of its Subsidiaries (or any predecessors thereof) has been a party to any transaction intended to qualify under Section 355 of the Code.

(m)    Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

(n)    Neither the Company nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)    The Company has provided or made available to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(p)    For the avoidance of doubt, no representation or warranty is made regarding the existence or amount subsequent to the Closing of any net operating loss, capital loss, Tax basis, or other Tax attributes of the Company, CB Velocity Midco or any of their Subsidiaries.

Section 3.13    Environmental Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)    the Company and its Subsidiaries are, and have been at all times with respect to which applicable statutes of limitation have not yet run, in material compliance with all Environmental Laws;

(b)    the Company and its Subsidiaries possess, and are in material compliance with, and have been in material compliance with at all times with respect to which applicable statutes of limitation have not yet run, all material Permits required by Environmental Laws for their operations;

(c)    there is no Action pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries alleging any material violation of, or material Liability under, Environmental Laws, nor to the Knowledge of the Company is there any reasonable basis for any such Action;

(d)    neither the Company nor any of its Subsidiaries is subject to any judgment, settlement, order, agreement, or decree relating to compliance with, or Liability under, any Environmental Law, environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(e)    neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Person has Released Hazardous Materials on real property currently or formerly owned, operated, or leased by any Company or Subsidiary in a manner that would reasonably be expected to result in a material liability under any Environmental Law against the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has used, generated, produced, treated, stored, transported, processed, distributed, disposed of, registered, transported, recycled, reclaimed, Released or handled Hazardous Substances on, under, about, emanating from or to, any property currently owned, leased or operated by the Company or any Subsidiary, or any property previously owned, leased or operated by the Company or any Subsidiary, except in material compliance with applicable Environmental Laws, and in a manner that would not reasonably be expected to give rise to material liability on the part of the Company or any Subsidiary under Environmental Law;

(f)    to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever used per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) on real property currently or formerly owned, operated, or leased by the Company or its Subsidiary;

(g)    neither the Company nor any of its Subsidiaries has received written notice that the Company or any Subsidiary is a potentially responsible party under “CERCLA” or any state analogue, or is required under any Environmental Law to conduct any investigation, cleanup or remediation of any Hazardous Materials; and

(h)    the Company and its Subsidiaries have Delivered to Buyer all material environmental reports (including all Phase I and Phase II environmental site assessment reports), studies, and audits relating to any Environmental Law, Hazardous Material or other environmental matter relating to the Company or any of its Subsidiaries, the Real Property or any formerly owned, operated, leased or other properties for which the Company or any of its Subsidiaries may be liable, in its possession or reasonable control.

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Registered Intellectual Property Rights, specifying as to each such item, as applicable, all registrants, jurisdictions in which such Company Registered Intellectual Property Rights is registered or registrations have been applied for, and all registration and application numbers and the current status thereof.

(b)    Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(i)    the Company or its applicable Subsidiary solely and exclusively owns all rights, title and interest in and to the Owned Intellectual Property Rights, free and clear of any encumbrances and all Liens, and have the sole and exclusive right to register, use and license, without payment to any other Person, all Owned Intellectual Property Rights;

(ii)    no Company Intellectual Property Right or Product owned or purported to be owned by the Company or any of its Subsidiaries is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use or licensing thereof by the Company or any of its Subsidiaries;

(iii)    all Company Registered Intellectual Property Rights, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned (except when done so intentionally and pursuant to the Company’s reasonable business judgement), all filings relating to the Company Registered Intellectual Property Rights have been duly and properly made in accordance with all Laws, and to the Knowledge of the Company are valid and enforceable;

(iv)    no Person is licensed or sublicensed under any of the Company Intellectual Property Rights, other than (A) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or any of its Subsidiaries, (B) agreements under which the Company or any of its Subsidiaries grant to a customer or client a limited, non-exclusive license of the Intellectual Property Rights that are incorporated in the work product delivered to such customer by the Company or any of its Subsidiaries, solely to the extent necessary for the use of such work product by such customer, or (C) licenses between the Company and a Subsidiary or between Subsidiaries;

(v)    no written claim of invalidity or infringement with respect to any Company Registered Intellectual Property Right or Product has been made by a third party, and there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries alleging that any of the activities of the Company or any of its Subsidiaries, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Rights (“Third-Party IP Rights”) in any material respect or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Right of any Person in any respect or that any of the material Company Registered Intellectual Property Rights or Products is invalid or unenforceable;

(vi)    the operation of the Business does not infringe on or violate (nor has it infringed on or violated) any Third-Party IP Right, or constitute a misappropriation of (or constituted a misappropriation of) any Third-Party IP Right in any material respect or the subject matter of any Third-Party IP Right in any material respect;

(vii)    to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property Rights or Products in any material respect and (B) there is no, nor has there been any, material misappropriation by any Person of any Company Intellectual Property Rights or Products or the subject matter thereof;

(viii)    each Person who is or was an employee, officer, director, or contractor of the Company or any of its Subsidiaries has signed a valid and enforceable agreement containing provisions regarding the protection and non-disclosure of confidential information, an irrevocable present assignment to all of the right, title and interest that such Person may have had in any Owned Intellectual Property Rights, and no current or former employee, officer, director, or contractor of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Owned Intellectual Property Rights;

(ix)    the Company and its Subsidiaries have taken reasonable security measures at least consistent with industry-standard practices to protect and maintain the confidentiality, security and value of all Trade Secrets and other confidential or proprietary information, data and materials owned or purported to be owned by the Company or any of its Subsidiaries or used in the operation of the respective businesses from any unauthorized use, access, transmission, disclosure, destruction or modification, and no such unauthorized use, access, transmission, disclosure, destruction or modification has occurred, and no Trade Secrets, know-how or confidential information of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any Person, other than pursuant to a written, valid and enforceable non-disclosure agreement that protects the confidentiality of, and the Company’s or any of its Subsidiaries’ proprietary interests in and to, such information;

(x)    neither the Company nor any of its Subsidiaries have (A) granted any current or contingent rights, licenses or interests in or to any source code of any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries who needs such source code to perform his or her job duties, and (B) provided or disclosed any such source code to any Person or entity; and the Company and its Subsidiaries have not used, modified or distributed any Company Software linked with, called by, combined or distributed with any Open Source Software in any that requires such Company Software to be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge;

(xi)    the IT Assets currently used in the operation of the Company’s or any of its Subsidiaries’ respective businesses (A) are sufficient in all material respects for the current conduct of such businesses, (B) properly operate and (C) are free from harmful code, viruses, worms, time bombs, key locks, malware and other corruptants, and no error, virus, bug, worm, time bomb, or drop dead device has caused a material disruption or failure of the use of any such IT Assets or of the operation of such businesses;

(xii)    the Company and its Subsidiaries have taken reasonable actions to protect the security, integrity, confidentiality and continuous operation of the IT Assets used in such businesses, including implementing, maintaining, and periodically testing appropriate backup and disaster recovery arrangements; and

(xiii)    the Company and its Subsidiaries (A) are as of the date hereof, and have been, in compliance in all material respects with all applicable Privacy and Security Requirements, and (B) have not experienced any Security Breaches.

(c)    Section 3.14(c) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Software.

(d)    Section 3.14(d) of the Company Disclosure Schedule contains a correct, current, and complete list of all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, development agreements, and other written agreements relating to the Company Intellectual Property Rights (other than (A) the Company’s standard form of non-exclusive license agreement entered into in the ordinary course of business, or (B) licenses between the Company and a Subsidiary or between Subsidiaries (collectively, “IP Agreements”).

Section 3.15    Real Property

(a)    The Company and its Subsidiaries do not have, and have not had in the last three (3) years, any Owned Real Property.

(b)    Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all of the Leased Real Property leased by the Company or any of its Subsidiaries, and (ii) all of the leases for the Leased Real Property, together with all amendments, modifications and supplements thereto and assignments and subleases and guarantees thereof (collectively, the “Leases”). The Company and its Subsidiaries, as applicable, have a leasehold interest in all Leased Real Property pursuant to the Leases, free and clear of all Liens, except Permitted Liens, and except otherwise as disclosed in Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have not assigned or sublet or otherwise granted the right to use or occupy their interests under any Lease to any other Party. Each Lease is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of Company, of each counterparty thereto, and is in full force and effect, and enforceable against the Company or its Subsidiary party thereto, in accordance with its terms, subject to the General Enforceability Exceptions and subject, as to enforceability, to the effect of general principles of equity. No written notice of default, not already cured, under any Lease is outstanding, and to the Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time, would constitute a breach or default under any of the Leases by any party thereto. Correct and complete copies of each Lease have been made available to the Buyer Parties. The Leased Real Property comprises all of the real property used in the operation of the Business.

(c)    Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, unwritten notice alleging a violation of any applicable Laws by or relating to any Leased Real Property (or any portion, or the use or operation, thereof), that remains uncured.

(d)    Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, unwritten notice of, and to the Knowledge of the Company there is not, any uncured default under any of Liens affecting or encumbering any Leased Real Property or any portion thereof and, to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a default by the Company, its Subsidiaries or by any other party to any Lease, in each case, under such Lease.

(e)    Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, with respect to each of the Leases, since January 1, 2018, none of the Company or its Subsidiaries, as applicable, have exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

(f)    None of the Leased Real Property (x) is in need of maintenance or repair for which a member of the Company or any of its Subsidiaries is liable under the applicable Lease except for routine maintenance and repair, (y) to the Knowledge of the Company, has any material defect, or (z) would be required to be upgraded pursuant to the terms of the applicable Lease as a result of the transactions contemplated hereby.

Section 3.16    Significant Contracts.

(a)    Section 3.16 of the Company Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of the following Contracts (other than invoices) to which any of the Company or its Subsidiaries is a party or is bound (the “Significant Contracts”):

(i)    the Company’s top ten (10) Contracts measured on a monetary basis involving payments to the Company or any of its Subsidiaries to date over the term of such Contract;

(ii)    any Contract (including a purchase order), involving payment by the Company or its Subsidiaries of more than $2,000,000 or extending for a term more than 180 days from the date hereof (unless (x) terminable without payment or penalty upon no more than 60 days’ notice, or (y) involving payment by the Company or its Subsidiaries of less than $50,000 annually), including any Contract with a Material Supplier;

(iii)    any redemption or purchase agreements or other agreements affecting or relating to the Equity Interests of the Company or its Subsidiaries involving outstanding obligations in excess of $5,000,000, including, without limitation, any agreement with any Securityholder which includes registration rights, voting arrangements, operating covenants or similar provisions;

(iv)    any Contract containing any future capital expenditure obligations or the acquisition of fixed assets, in any case involving future payments by the Company or any of its Subsidiaries (or otherwise relating to the Business) of an outstanding amount of unpaid obligations and commitments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(v)    any Contract relating to or evidencing the incurrence, guaranty or the existence of Indebtedness of the Company or any of its Subsidiaries, including letters of credit, guarantees, indentures, swaps or similar arrangements;

(vi)    any Contract that is a mortgage, indenture, guaranty, loan or credit agreement, security agreement or is a Contract to which the Company or any of its Subsidiaries is a party creating or granting any Lien on any assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens;

(vii)    any joint venture, partnership or other business arrangement or Contract that involves a sharing of profits, losses or liabilities by the Company or its Subsidiaries with any Person or business;

(viii)    any Contract for the acquisition of any Person or any business unit, assets or Equity Interests thereof or the disposition of any business unit, assets or Equity Interests, other than Contracts (A) for acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice or (B) for acquisitions or dispositions that were consummated more than two (2) years prior to the date of this Agreement;

(ix)    any material royalty, dividend or similar Contract based on the revenues or profits of the Company or any of its Subsidiaries (or any other sale or distribution by the Company or any of its Subsidiaries of any products or services) that would reasonably be expected to materially impact the Company or any of its Subsidiaries;

(x)    any Contract with any Governmental Entity;

(xi)    any Contract that grants to a third party any material exclusive (or substantially exclusive) supply or distribution agreement or other exclusive rights;

(xii)    any IP Agreements;

(xiii)    any contract requiring the Company or any of its Subsidiaries to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(xiv)    any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xv)    any Contract under which (A) any Person, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or its Subsidiaries or (B) the Company or its Subsidiaries have directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person;

(xvi)    any Contract under which the Company or its Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or its Subsidiaries);

(xvii)    any Contract with any Person under which the Company or any of its Subsidiaries (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company or its Subsidiaries, in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $1,000,000;

(xviii)    any Contract granting a purchase option, right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or any property or assets of, the Company or any of its Subsidiaries any Contract granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xix)    any Contract involving the settlement of any Action or threatened Action where the amount paid exceeds $1,000,000 in the aggregate;

(xx)    any confidentiality or nondisclosure agreement between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, not made in the ordinary course of business;

(xxi)    any Contract relating to the acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries have any outstanding obligation or liability (including, but not limited to, an “earn out,” contingent purchase price, or similar contingent payment obligation);

(xxii)    any Contract (A) containing covenants of the Company or its Affiliates that restrict, prohibit or limit the right of the Company or any of its Subsidiaries to engage in any line of business or compete in any line of business including development, marketing, sale or distribution, or prohibiting or restricting its ability to conduct business in any line of business with any Person or in any geographic area (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by the Company), (B) that provide for “most favored nation” status or similar terms (including such terms for pricing) or (C) with minimum purchase requirements; and

(xxiii)    any other Contract, whether or not made in the ordinary course of business, which requires payment by or to the Company or its Subsidiaries of consideration in excess of $5,000,000 over the term of such Contract and which cannot be canceled by notice of 60 days or fewer.

(b)    As of the date hereof, the Company has Delivered to Buyer a true, correct and complete copy of each of the Significant Contracts. Each Significant Contract is a legal, valid and binding obligation of the Company or applicable Subsidiary, and, to the Knowledge of the Company, of each counterparty thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, other party thereto is in breach of, or in default under (with notice or lapse of time or both), any such Significant Contract, and, to the Knowledge of the Company, no event has occurred that (with notice or lapse of time or both) would constitute such a breach or default thereunder by any of the Company or its Subsidiaries, or any other party thereto. Since the Reference Date, the Company has not received any written notice from any other party to a Significant Contract that such party intends to terminate, not renew or otherwise cease to perform or materially modify such party’s obligations under any Significant Contract. The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by the Company or its Subsidiaries to date under each of the Significant Contracts. Neither the Company nor its Subsidiaries has received, directly or indirectly, any notice of any condition which (with notice or lapse of time or both) would (i) cause any material breach or default under any Significant Contract, (ii) give any Person the right to declare a default under any Significant Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under any Significant Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Significant Contract.

Section 3.17    Labor and Employment Matters.

(a)    Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list, as of June 30, 2021, of all of the employees of the Company and its Subsidiaries, describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes, annual base salary or wage rate, target bonus opportunity, commission or other incentive opportunity, date of hire, leave status, business location, and name of employer. Except as contemplated by this Agreement or as set forth on Section 3.17(a) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) as of the date of this Agreement, no officer or employee, in each case at the level of vice president or above (each, a “Key Employee”) has given written notice to the Company that he or she plans to terminate his or her employment with the Company or any of its Subsidiaries, as applicable, and (ii) in the past three (3) months no Key Employee’s employment with the Company or its Subsidiaries, as applicable, has been terminated for any reason.

(b)    Except as set forth on Section 3.17(b) of the Company Disclosure Schedule: (i) there is no, and since January 1, 2018 there has not been any, labor strike, picketing of any nature, labor dispute, slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the business of the Company and its Subsidiaries; (ii) the Company and its Subsidiaries do not have any duty to bargain with any union or labor organization purporting to act as exclusive bargaining representative (“Union”) of any employee of the Company or its Subsidiaries with respect to the wages, hours or other terms and conditions of employment; (iii) to the Knowledge of the Company, no Union claims or demands to represent any employee and there are no organizational campaigns in progress or threatened with respect to any of the employees; and (iv) there is not, and has never been, a collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Company or any of its Subsidiaries with respect to any of the Company’s or its Subsidiaries’ operations.

(c)    Except as set forth in Section 3.17(c) of the Company Disclosure Schedule: (i) since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification, pay equity, discrimination in employment, collective bargaining, fair labor standards, occupational health and safety, immigration, and wages and hours; (ii) there are no material formal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or Unfair Labor Practices (as defined in the National Labor Relations Act)) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure; (iii) none of the employment policies or practices of the Company or its Subsidiaries are currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Entity; (iv) each of the Company and its Subsidiaries are not, and, since January 1, 2019, have not been, subject to any order, decree, injunction or judgment by any Governmental Entity in respect of any labor or employment matters; and (v) each of the Company and its Subsidiaries are in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

(d)    Except as set forth in Section 3.17(d) of the Company Disclosure Schedule attached hereto, the Company and its Subsidiaries have not, as of the date of this Agreement and since January 1, 2019, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries.

(e)    There are no material liabilities, whether contingent or absolute, of the Company or any of its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a third-party insurance carrier. With respect to each Company Employee Program and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)    (i) The Company and its Subsidiaries have paid in full to all of their respective service providers all compensation and benefits due to or on behalf of such service providers; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Entity with respect to any service provider.

(g)    The Company has not had, nor to the Knowledge of the Company are there any facts that would give rise to, any material workforce changes resulting from disruptions due to COVID-19 or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected terminations, layoffs, furlough, shutdowns (whether voluntary or by Law), or any changes to benefit or compensation programs, nor are any such material changes currently contemplated. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

Section 3.18    Insurance. Section 3.18 of the Company Disclosure Schedule contains an accurate, complete and correct list of the insurance policies currently maintained by the Company and its Subsidiaries and related to the assets, business, equipment, properties, operations, employees, officers and directors of the Company or its Subsidiaries (the “Company Policies”). There are currently no material claims pending against any of the Company or its Subsidiaries which are covered under any of the Company Policies. All Company Policies are in full force and effect and all premiums due and payable with respect thereto have been paid to date. The coverage pursuant to the Company Policies is sufficient for compliance with Law and for compliance with any obligation under any Contract to which the Company or its Subsidiaries are a party. The Company or its Subsidiaries are not in default under any such policy or binder the effect of which would reasonably be expected to jeopardize coverage (whether generally or with respect to a specific claim) thereunder. The Company and its Subsidiaries are, and during the last three (3) years have been, insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. During the last three (3) years, the Company or its Subsidiaries have not received notice of (a) a termination or reduction of coverage with respect to any of the Company Policies, (b) a refusal of any coverage or rejection of any claim under any of the Company Policies, (c) a material change in coverage of any of the Company Policies, (d) a premium audit with respect to any of the Company Policies or (e) a material adjustment in the amount of the premiums payable with respect to any of the Company Policies. The Company has Delivered to Buyer true, complete and correct copies of all such Company Policies. Neither the Company nor any of its Subsidiaries maintain any self-insurance or co-insurance programs.

Section 3.19    Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule and except for the Organizational Documents of the Company or any employment agreements, employee compensation and other ordinary incidents of employment, in each case, with any employee or officer of the Company or any of its Subsidiaries entered in the ordinary course of business and any inter-company agreements among the Company and/or any of its Subsidiaries entered into in the ordinary course of business, no officer, director, stockholder, or Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any member of any such Person’s immediate family is (a) a party to any Contract, transaction or other business dealing with, provides any services to, is owed any money by or owes any money to the Company or any of its Subsidiaries, (b) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible), asset or right (whether tangible or intangible) used by the Company or any of its Subsidiaries or (c) is party to any agreement pursuant to which the Company or any of its Subsidiaries has pledged any assets or guaranteed any obligations on behalf of any such Person.

Section 3.20    Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth the (a) top ten (10) customers of the Company for the fiscal year ended December 31, 2020 and for the five (5) months ended on May 31, 2021 (each, a “Material Customer”) (determined on the basis of payments from such customers) and (b) the top ten (10) vendors and suppliers of the Company for the fiscal year ended December 31, 2020 and for the five (5) months ended on May 31, 2021 (each, a “Material Supplier”) (determined on the basis of payments to such vendors and suppliers). No Material Customer or Material Supplier has canceled or otherwise terminated its relationship with the Company and there is no material dispute between the Company and any Material Customer or Material Supplier. No Material Customer or Material Supplier has ceased, materially modified or materially reduced, or provided a written notice of its intent to cease, materially modify or materially reduce its relationship with the Company or its purchases of goods or services from, or sales or provision of goods or services to, the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties represent and warrant to the Company as follows as of the date hereof and as of the Closing Date, except with respect to statements that speak to an earlier date, in which case, such statements shall be as of such earlier date:

Section 4.1    Organization and Power. Buyer is a Delaware duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party has all requisite limited liability company or corporate, as applicable, power and authority to own, license and operate the assets and properties it purports to own, license, lease or operate and to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its respective obligations hereunder and thereunder.

Section 4.2    Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the Transaction Documents and the consummation of the Merger and transactions contemplated hereby and thereby are within each Buyer Parties’ organizational power and have been duly and validly authorized by all requisite corporate or limited liability company action, and no other corporate or limited liability company act, proceeding or approval on the part of each Buyer Party, or any of their respective board of directors, managing members or shareholders is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which it is or will be a party and assuming the due execution and delivery of this Agreement and such other Transaction Documents by the other Parties and the other parties thereto, the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and, upon their execution, each of the other Transaction Documents will have been, duly executed and delivered by each Buyer Party and this Agreement constitutes, and the other Transaction Documents to which a Buyer Party is or will be a party, upon execution and delivery by such Buyer Party, will each constitute, a valid and binding obligation of such Buyer Party, enforceable in accordance with their terms, subject to the General Enforceability Exceptions and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity).

Section 4.3    Consents and Approvals; No Violations. No filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity or any other Person is required on the part of any Buyer Party for the execution, delivery and performance by any Buyer Party of this Agreement or the consummation by the Buyer Parties of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) compliance with any applicable requirements of the HSR Act or (c) any such filings, notices, Permits, authorizations, registrations, consents or approvals of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially impair or delay any Buyer Party’s ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby or thereby. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement by the Buyer Parties nor the consummation by the Buyer Parties of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of the Buyer Parties, (ii) result in a material breach, material violation or infringement of, or constitute (with or without due notice or lapse of time or both) a change of control or default (or give rise to the creation of any Lien or any right of termination, amendment, modification, cancellation or acceleration) under, result in the acceleration of obligations, loss of benefit or increase in any Lien or fees under, or require the consent of any Person under, any of the terms, conditions or provisions of any Contract to which Buyer or Merger Sub is a party or by which either is bound or (iii) violate or infringe any Law applicable to the Buyer Parties or any of their respective properties or assets, except as, in the case of clauses (ii) and (iii) above, would otherwise not reasonably be expected be material to the Buyer Parties, taken as a whole, or materially impair or delay any Buyer Party’s ability to perform its respective obligations under this Agreement and the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

Section 4.4    Litigation. There is no Action pending and, since January 1, 2018, there has not been any Action threatened in writing, in each case, against any Buyer Party or, to the Knowledge of either Buyer Party, any present officer or director of any Buyer Party in his or her capacity as such, in each case, that if adversely determined would reasonably be expected to adversely affect any Buyer Party’s performance under this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties, other than to Persons for which none of the Company or any Person other than the Buyer Parties will have any Liability or other obligation (including any obligation to indemnify or hold harmless any such Person).

Section 4.6    Investment Intent: Restricted Securities. The Buyer Parties will be purchasing, directly or indirectly, all of the Units of the Company for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer Parties acknowledge that the direct and indirect sales of the Units the Company hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Units of the Company may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Each of the Buyer Parties is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 4.7    Financing. Buyer has delivered to the Company a true, correct and complete copy of an executed debt commitment letter dated the date hereof and addressed to Buyer from Goldman Sachs Bank USA (“Goldman”) pursuant to which Goldman has committed to provide, upon the terms and subject only to the conditions expressly set forth therein, debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”) and each fee letter entered into by Buyer or any of its Affiliates in connection therewith (such debt commitment letter and fee letters, together with all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letters”); provided that fee amounts and other commercially sensitive terms, none of which could affect the conditionality, availability, amount, timing or termination of the Debt Financing, may be redacted. As of the date hereof, the Debt Commitment Letters have not been amended, supplemented or otherwise modified, and no terms or commitments or other obligations thereunder have been waived, withdrawn, terminated, rescinded, repudiated, amended, supplemented or otherwise modified, and no such waiver, withdrawal, termination, rescission, repudiation, amendment, supplement or modification is contemplated. Buyer has fully paid any and all commitment fees or other fees incurred or payable in connection with the Debt Financing and required to be paid on or prior to the date hereof. The proceeds of the Debt Financing (both before and after giving effect to any “flex” provisions contained in the Debt Commitment Letters), will in the aggregate be, together with unrestricted cash of the Buyer as of Closing, sufficient for Buyer to pay the aggregate Closing Consideration and pay all other amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and the Debt Commitment Letters (including, without limitation, the repayment of indebtedness of the Company and its Subsidiaries contemplated by this Agreement and the payment of all fees, costs and expenses required to be paid by Buyer at Closing in connection with the Transactions and the Debt Commitment Letters) (the amount sufficient to make such payments, the “Required Amount”). The Debt Commitment Letters are in full force and effect as of the date hereof, and the Debt Commitment Letters constitute valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, each other party thereto, in accordance with their terms, subject to the General Enforceability Exceptions. As of the date hereof, Buyer has no knowledge that any event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any of the Debt Commitment Letters. Assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, Buyer has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the full amount of the Debt Financing necessary to fund the Required Amount will not be made available to Buyer on a timely basis in order to consummate the Merger and the other transactions contemplated hereby. There are no conditions precedent or contingencies to the obligations of the parties under the Debt Commitment Letters (including pursuant to any “flex” provisions or otherwise) to make the full amount of the Debt Financing necessary to fund the Required Amount available to Buyer on the Closing Date upon the terms set forth therein except as expressly set forth in the Debt Commitment Letters. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Buyer or any of its Affiliates is a party related (directly or indirectly) to the funding or investing, as applicable, of the full amount of the Debt Financing that could affect the conditionality, availability, amount, timing or termination of the Debt Financing other than expressly as set forth in the Debt Commitment Letters. Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing.

Section 4.8    Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement and assuming the accuracy of the representations and warranties contained in Article 3, each of Buyer, the Company and its Subsidiaries will be Solvent. For purposes of this Section 4.8, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “Liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liability of such Person on its Indebtedness as its Indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its Indebtedness as it matures, and (e) with respect to each Subsidiary, solvent as determined by the applicable Laws of the jurisdiction of incorporation of such Subsidiary.

Section 4.9    Formation and Ownership of Merger Sub; No Prior Activities.

(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding Equity Interests of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all Liens, stockholder agreements, limitations on Buyer’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding or authorized options, warrants, rights, pledges, calls, puts, rights to subscribe, conversion rights or other Contracts or commitments to which Merger Sub is a party or which is binding upon such Person providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to Merger Sub.

(b)    As of the date hereof and as of the Closing Date, except for (i) obligations or Liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.10    Plant Closings and Mass Layoffs. Buyer does not currently plan or contemplate any plant closings, reductions in force, or terminations of employees of the Company or any of its Subsidiaries that, in the aggregate, would trigger the WARN Act or any other similar Law, rule or regulation of any Governmental Entity.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of the Business Prior to Closing.

(a)    From the date of this Agreement until the earlier of the date of termination of this Agreement and the Closing Date (the “Interim Period”), except as expressly (i) contemplated by this Agreement, (ii) set forth on Section 5.1 of the Company Disclosure Schedule, (iii) to the extent action is reasonably taken (or reasonably omitted) in response to a Contagion Event or Contagion Measures, provided that such action (or omission) is generally consistent with the Company’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to a Contagion Event and the Contagion Measures and discussed in advance with Buyer, (iv) as required by applicable Law or (v) as Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned with respect to Section 5.1(b)(xii) and (xv)(I), (III), (IV) and (V)), the Company and its Subsidiaries shall (A) conduct the Business only in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to preserve intact its business operations, organization and goodwill and (C) use commercially reasonable efforts to preserve its present relationships with its current officers, employees, customers, suppliers and others having commercial relationships with the Company or its Subsidiaries.

(b)    By way of amplification and not limitation, during the Interim Period, none of the Company or any of its Subsidiaries shall, except as expressly (i) contemplated by this Agreement, (ii) set forth on Section 5.1 of the Company Disclosure Schedule, (iii) to the extent action is reasonably taken (or reasonably omitted) in response to a Contagion Event or the Contagion Measures, provided that such action (or omission) is generally consistent with the Company’s and its Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to a Contagion Event and the Contagion Measures and discussed in advance with Buyer, (iv) as required by applicable Law or (v) as Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned with respect to Section 5.1(b)(xii) and (xv)(I), (III), (IV) and (V)), do, directly or indirectly, any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned with respect to Section 5.1(b)(xii) and (xv)(I), (III), (IV) and (V)):

(i)    amend or otherwise change its Organizational Documents;

(ii)    issue, sell, pledge, transfer, dispose of or otherwise subject to any Lien (other than any Permitted Lien) (A) any Equity Interests of the Company or its Subsidiaries or (B) any material properties or assets (including intangible assets) of the Company or its Subsidiaries other than in connection with the incurrence of Indebtedness otherwise permitted hereunder or in connection with sales or transfers of inventory or sales or transfers of vehicles or equipment in the ordinary course of business consistent with past practice;

(iii)    reclassify, recapitalize, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, other than any repurchase or redemption of any Restricted Units in the ordinary course of business consistent with past practice in connection with the termination of employment with the Company or its Subsidiaries by the holders of such Equity Interests;

(iv)    declare, set aside or pay any dividend or make any other distribution with respect to any Equity Interests of the Company or its Subsidiaries;

(v)    create any Subsidiary;

(vi)    except for the acquisition of inventory, goods, supplies, raw materials, vehicles and other equipment in the ordinary course of business consistent with past practice, acquire or dispose of any assets that are material to the Company or its Subsidiaries;

(vii)    acquire by merger or consolidation with, or purchase substantially all of the Equity Interests or assets of, or otherwise acquire, any business or any other entity, or make any investment in, any corporation, partnership, association or other business organization or division thereof or merge or consolidate with any Person;

(viii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ix)    make any loans, advances or capital contributions to or investment in any Person (other than advancement of expenses and commissions to employees and other than deferred payment options granted to customers of the Company and its Subsidiaries, in each case in the ordinary course of business consistent with past practice);

(x)    (A) create, incur, guarantee, assume, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness or any material obligations of any Person other than the incurrence of Indebtedness which will be paid off at or prior to Closing (including any revolving credit facility borrowing), (B) forgive any loans to employees, officers or directors or any of their respective Affiliates or (C) voluntarily mortgage, pledge or subject to any material Lien, other than a Permitted Lien, any of its material assets;

(xi)    authorize, make or commit to make any commitment with respect to, any single capital expenditure that is in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $2,000,000 for the Company and its Subsidiaries, or enter into any lease or net loss sublease of real or personal property or any renewals thereof, except in each case, as contemplated or required pursuant to the Contracts set forth on Section 3.16(a)(iv) of the Company Disclosure Schedule;

(xii)    amend, modify, renew, extend, assign or terminate any Lease or enter into any new Lease, except in the ordinary course of business consistent with past practice;

(xiii)    (A) enter into, amend, accelerate, cancel or terminate, or waive any rights in, any Significant Contract other than the entry into Significant Contracts in the ordinary course of business and consistent with past practice or (B) waive, release or assign any material rights under any Significant Contract;

(xiv)    renew or enter into any non-compete, exclusivity, non-solicitation or other agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries (or Buyer or any of its Affiliates) after the Closing;

(xv)    except (A) to the extent required by any Governmental Entity or to comply with any applicable Laws, or (B) as required by any Company Employee Program disclosed on Section 3.10(a) of the Company Disclosure Schedule and except as set forth on Section 5.1(b)(xv) of the Company Disclosure Schedule, other than any bonuses that are both (x) treated as Transaction Expenses and (y) no more than $100,000 per individual, (I) increase any form of compensation payable or to become payable or the benefits provided to its current or former service providers, except for normal merit and cost-of-living increases, each in the ordinary course of business and increases mandated by any existing employment agreements, (II) hire or terminate any Key Employee, (III) accelerate the vesting, funding or payment of any compensation or benefits to any current or former service provider under any Company Employee Program or otherwise (other than accelerating the vesting of Restricted Units), (IV) grant any equity or equity-linked awards or other bonus, change in control, retention, commission or incentive compensation to any current or former service provider other than in the ordinary course of business consistent with past practice in amounts no greater than $100,000 per individual, or (V) establish, adopt, enter into or materially amend any Company Employee Program;

(xvi)    (A) enter into any waiver, release, assignment, compromise or settlement of any pending or threatened investigation or litigation (except for those that (I) do not involve injunctive or equitable relief against the Company or any of its Subsidiaries, (II) do not involve Liability against the Company or any of its Subsidiaries in excess of $1,000,000 which is not indemnified by a third party, so long as any amounts payable under such waiver, release, assignment, compromise or settlement are paid prior to the Determination Time or included in the Estimated Closing Statement as an amount within the Closing Indebtedness Amount and (III) do not result or would reasonably be expected to result in the imposition of any material restriction upon the operations of the Company and its Subsidiaries), (B) enter into any waiver, release, assignment, compromise or settlement of any material rights or liabilities or (C) commence or initiate any Action that would reasonably be expected to require the Company or any of its Subsidiaries to expend in excess of $1,000,000 in the aggregate;

(xvii)    license, sublicense, sell, transfer, dispose of, abandon, cancel, knowingly allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any Company Intellectual Property Rights;

(xviii)    make, change or revoke any material Tax election; settle or compromise any material Tax liability (other than the payment of Taxes or collection of refunds in the ordinary course of business); consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; file or cause to be filed any Tax Return other than on a basis consistent with past practice; amend any material Tax Return; enter into or sign any closing or settlement agreement with respect to material Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation, Tax sharing, Tax receivable, or Tax indemnity agreement, in each case other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes; or surrender any right to claim a material refund, offset or other reduction in Tax liability;

(xix)    enter into or amend or modify any new or existing Contract that if entered prior to the date hereof would be listed on Section 3.19 of the Company Disclosure Schedule; or

(xx)    enter into any agreement, authorize or otherwise make a commitment to do any of the foregoing.

Section 5.2    No Solicitations.

(a)    Except as otherwise provided herein, during the Interim Period, the Company shall not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal.

(b)    During the Interim Period, the Company will not, and will take such action as is necessary to cause its Subsidiaries and its and their respective shareholders, officers, directors, partners, managers, members, employees, agents, advisors and representatives to not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, respond to, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction contemplated by any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals, letters of intent or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, or respond to any requests for any information concerning the business, operations, properties or assets of the Company and its Subsidiaries in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.

(c)    The Company shall, and shall cause its Subsidiaries and its and their respective shareholders, officers, directors, partners, managers, members, employees, agents, advisors and representatives to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Buyer Parties) conducted prior to the date hereof with respect to any Acquisition Proposal, (ii) promptly (and in no event later than twenty-four (24) hours after receipt of any inquiry or contact with any Person with respect to an Acquisition Proposal) advise Buyer orally and in writing of any such inquiry or contact (including the identity of the Person making the inquiry or contact, the terms and conditions discussed or proposed and copies of all correspondence and other written material sent or provided to such party in connection with such discussion or proposal) that is made or submitted by any Person during the period from the date of this Agreement through the Closing.

Section 5.3    Public Announcements. None of the Parties shall issue any press release or make any such public statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market (in which case, prior to making such disclosure, the disclosing party will, to the extent legally permissible, (i) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity to comment thereon prior to such disclosure and (ii) consider in good faith the reasonable comments of such other party); provided, that each of Buyer, Merger Sub, and the Seller Representative shall be entitled to communicate with its and its Affiliates’ current, former, future or prospective investors regarding this Agreement and the transactions contemplated hereby as part of such Party’s fundraising, marketing, information or reporting activities in the ordinary course of business, in each case subject to the existence of customary contractual confidentiality obligations with resect thereto.

Section 5.4    Employment and Benefit Matters.

(a)    All employees of the Company or its Subsidiaries as of the day immediately prior to the Closing (the “Company Employees”) shall remain employed by the Company as of the day after the Closing. For the period commencing at the Closing and ending 12 months after the Closing, the Buyer agrees to cause the Surviving Company to maintain (i) base salary, hourly, and/or piece-rate wages which are no less than the base salary, hourly, and/or piece-rate wages provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; (ii) target annual bonus opportunities (excluding equity-based compensation and one-time or special bonuses or cash incentives), which are no less than the target annual bonus opportunities (excluding equity-based compensation and one-time or special bonuses or cash incentives) provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; and (iii) employee benefits that are no less favorable, in the aggregate, than those provided by the Company or the applicable Subsidiary of the Company immediately prior to the Closing; and (iv) severance benefits, if applicable to the Company Employee prior to the Closing, that are comparable to those provided under the practice, plan or policy in effect for such Company Employee immediately prior to the Closing. After the Closing Date, Buyer shall, and shall cause the Surviving Company and its Subsidiaries to (A) honor all rights to Paid Time Off, including vacation, personal and sick days, accrued but unused by Company Employees prior to the Closing under any benefit plan (collectively, “Paid Time Off”), and (B) provide the Company Employees with a reasonable opportunity to use Paid Time Off under the Surviving Company’s Paid Time Off plans. Buyer shall honor, and shall cause the Surviving Company to honor, in accordance with their terms, all employment agreements between the Company and its Subsidiaries on the one hand and any officer, director or employee, of the Company or such Subsidiary on the other hand, as such agreements are in effect on the day prior to the Closing Date.

(b)    Buyer will treat, and cause the applicable benefit plans to treat, the service of the Company Employees attributable to any period before the Closing as service rendered to Buyer or any Subsidiary of Buyer for purposes of eligibility and vesting under Buyer’s employee benefit plans, except where credit would result in duplication of benefits (and other than for purposes of determining benefits under any defined benefit plan or vesting of equity-based compensation). Without limiting the foregoing, to the extent that any Company Employee participates in any health or other group welfare benefit plan of Buyer following the Closing, Buyer shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Employee participated immediately prior to the Closing, and (ii) any deductibles paid by Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Closing occurs to be credited towards deductibles under the health plans of Buyer or any Subsidiary of Buyer.

(c)    If requested by Buyer, the Company shall take all actions necessary to terminate the Company’s 401(k) plan effective at least one (1) day prior to the Closing Date. In connection with such termination, the Company and Buyer agree to use commercially reasonable efforts to: (i) amend their respective 401(k) plans to the extent necessary or required by applicable Law to facilitate the distribution and rollover of the Continuing Employees’ 401(k) plan account balances to a 401(k) plan sponsored by Buyer or one of its Subsidiaries; and (ii) take any additional action reasonably required to permit each Continuing Employee who has received an eligible rollover distribution to roll such eligible rollover distribution into a 401(k) plan sponsored by Buyer or one of its Subsidiaries as promptly as reasonably practicable following the Effective Time.

(d)    Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 5.4 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Program or Buyer employee benefit plan, (ii) prevent or restrict in any way the right of the Buyer to terminate reassign, promote or demote any Company Employee (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, or terms or conditions of employment or service of any such Company Employees at any time following the Closing, (iii) obligate the Buyer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time, or (iv) create any third party rights in any current or former employee, director or other service provider of Buyer, the Company or any of their respective affiliates (or any beneficiaries or dependents thereof).

Section 5.5    Tax Matters.

(a)    The Seller Representative and the Buyer Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Buyer and the Company shall cause their respective Affiliates to provide such cooperation and information), subject to Section 5.5(f), in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing authorities.

(b)    All Transfer Taxes shall be borne by Buyer. Buyer and the Company agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable Buyer and/or the Company to comply with any filing requirements.

(c)    Subject to Section 5.5(b), in the case of any Straddle Period, the amount of Taxes (and any refund of Taxes or credits for overpayment of Taxes) allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax (or refund or credit of such Tax) for the entire period multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax (or refund or credit of any Tax) not described in clause (i) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes (or refund or credit of any such Taxes) that would be payable if the taxable year of CB Velocity Midco and its Subsidiaries ended as of the end of the Closing Date and applying Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) (and for such purposes in each case, the taxable period of any entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time), provided that in all events, any Transactions Deductions shall be allocated to the Pre-Closing Tax Period portion of any Straddle Period to the extent there is at least a more likely than not position supporting such allocation under applicable Law, and provided, further however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate Taxes) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner consistent with the methodology described in clause (i) hereof.

(d)    The Seller Representative shall cause to be prepared all Pass-Through Income Tax Returns for all Tax periods that end on or prior to the Closing Date, shall provide Buyer with a copy of drafts of such Tax Returns that are filed after the Closing at least ten (10) days prior to the filing thereof for Buyer’s review, and the Seller Representative shall consider in good faith any comments provided by Buyer at least five (5) days prior to the filing of such Pass-Through Income Tax Returns. Buyer shall prepare or cause to be prepared all income or other similar Tax Returns of the Company, CB Velocity Midco and any of their Subsidiaries for all Straddle Periods and Pre-Closing Tax Periods that are filed after the Closing other than Pass-Through Income Tax Returns (all such Tax Returns, the “Buyer-Prepared Tax Returns”). Such Buyer-Prepared Tax Returns shall be prepared in a manner consistent with past practice to the extent permitted by applicable Law; provided, however, that CB Velocity Midco shall elect under Revenue Procedure 2011-29, 2011-18 IRB 746 to treat 70% of any success-based fees as amounts that did not facilitate the transactions described in this Agreement and therefore treat 70% of such costs as deductible on the Buyer-Prepared Tax Returns of CB Velocity Midco for its Tax year that ends on the Closing Date, and shall deduct all other Transaction Deductions on such Tax Return to the extent there is at least a more likely than not position supporting the deduction under applicable Law. Buyer shall provide Seller Representative drafts of the Buyer-Prepared Tax Returns at least fifteen (15) days prior to the filing of such Tax Returns for Seller Representative’s review, and Buyer shall consider in good faith any comments provided by Seller Representative at least ten (10) days prior to the filing of such Buyer-Prepared Tax Returns. Buyer shall cause any Buyer-Prepared Tax Returns prepared and finalized hereunder to be timely filed.

(e)    The Seller Representative shall have the right, at its own expense, to control any audit, litigation or other proceeding with respect to Pass-Through Income Tax Returns (a “Pre-Closing Tax Contest”); provided, however, that the Seller Representative shall not settle or compromise any such Pre-Closing Tax Contest without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Seller Representative and Buyer and their respective Affiliates shall promptly notify each other upon receipt by such party of written notice of any Pre-Closing Tax Contest, provided that failure to so notify the other party of any Pre-Closing Tax Contest shall not relieve such other party of any liability with respect to such Pre-Closing Tax Contest except to the extent such party was actually prejudiced as a result thereof.

(f)    Without the prior written consent of the Seller Representative, and not to be unreasonably withheld, conditioned or delayed, none of the Buyer Parties, the Surviving Company, CB Velocity Midco or any of their respective Affiliates shall make or change any Tax election (other than an election to “push out” imputed underpayments under Section 6226 of the Code), adopt or change any accounting method, file any Tax Return (including amended Tax Returns), surrender any right to claim a refund of Taxes or enter into any voluntary disclosure agreement or similar arrangement with a

Governmental Entity, if such election, adoption, change, amendment or surrender could reasonably be expected to increase the Taxes of the Securityholders or their respective direct or indirect owners, or (ii) require the Securityholders or their respective direct or indirect owners to have to file amended Tax Returns. The Company shall make a “push out” election pursuant to Section 6226 of the Code for all Pre-Closing Tax Periods.

(g)    For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company and its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.

(h)    Neither Buyer or Merger Sub nor any of their respective Affiliates shall make an election under Section 338 or 336(e) of the Code (or any comparable provision of foreign, state or local Law) in respect of the transactions contemplated by this Agreement.

(i)    The Company shall provide Buyer with a certificate in accordance with Treasury Regulation Sections 1.1445-11T(d)(2) and 1.1446(f)-2 certifying that the transactions contemplated by this Agreement are exempt from withholding under Sections 1445 and 1446(f) of the Code. Each Securityholder that is a U.S. Person shall provide Buyer with a duly executed IRS Form W-9.

(j)    For U.S. federal and all applicable state income Tax purposes, the Parties agree that the Merger shall be treated (from the Securityholders’ perspective) as a purchase of the partnership interests of the Company by the Buyer from the Securityholders and (from the Buyer’s perspective) as a taxable acquisition of the assets of the Company, consistent with the analysis and holding applicable to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 and that CB Velocity Midco’s tax year shall terminate at the end of the Closing Date by joining Buyer’s consolidated group as of the day immediately following the Closing Date. All Parties shall take all positions for Tax purposes and shall file all Tax Returns consistent therewith.

Section 5.6    Filings and Approvals.

(a)    Without limiting the generality of anything contained in this Section 5.6, the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, including without limitation under the Antitrust Laws, in order to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws. Buyer shall pay all filing fees in connection with the performance of the Parties under this Section 5.6 (fifty percent (50%) of which shall be a Transaction Expense).

(b)    In furtherance and not in limitation of the foregoing, each of the Parties (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than July 30, 2021, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act (including seeking to obtain early termination of the waiting periods thereunder); (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, Permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Entity in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; and (v) promptly take, and cause its Affiliates to take, all actions and steps requested or required by any Governmental Entity as a condition to granting any consent, Permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Entities of any other jurisdiction for which consents, Permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the transactions contemplated by this Agreement; provided, that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company and its Subsidiaries only in the event the Closing occurs.

(c)    Without limiting the generality of anything contained in this Section 5.6, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, litigation, hearing, examination or Action and (iii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Entity to the extent regarding the transactions contemplated by this Agreement, or regarding any such request, litigation, hearing, examination or Action, and provide a copy of all written communications. Subject to applicable Law, in advance and to the extent practicable, each of Buyer or the Company, as the case may be, will consult the other on all the information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Buyer or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other Parties provided that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement with the providing Party. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, each Party will permit authorized representatives of the other Party to be present at each meeting, conference or teleconference relating to such request, litigation, hearing, examination or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, litigation, hearing, examination or Action. Buyer shall control the strategy for securing any required approvals and clearances under any Antitrust Law; provided, however, that Buyer shall consider in good faith the views of the Company and its counsel in connection therewith.

(d)    In furtherance and not in limitation of the foregoing, Buyer shall use its reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Entity, so as to enable the Parties to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event no later than three (3) Business Days prior to the Outside Date), and to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve consummation of the transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three (3) Business Days prior to the Outside Date; provided, however, that in the exercise of its reasonable best efforts, Buyer is not required to undertake any of the following efforts: (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Buyer or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Buyer or the Company or their respective Subsidiaries and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Buyer or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company).

(e)    In the event that any litigation or other administrative or judicial action or Action is commenced challenging the transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the transactions contemplated by this Agreement, Buyer shall take any and all action to contest any such litigation, action or proceeding and each of the Company and Buyer shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)    Buyer shall not, and Buyer shall not permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to any of the transactions contemplated by this Agreement.

(g)    Following the date hereof, the Company shall use commercially reasonable efforts to obtain the consent or waiver of each of the counterparties to the Significant Contracts set forth on Section 5.6(g) Section 3.16 of the Company Disclosure Schedule that are required as a result of the transactions contemplated by this Agreement, with such consents in a form and substance reasonably acceptable to Buyer.

Section 5.7    Confidentiality.

(a)    Each of the Buyer Parties shall hold, and shall cause each of their respective Affiliates, directors, officers, partners, members, managers, trustees, employees, agents and advisors (collectively, the “Representatives”) to hold, in confidence all documents and information furnished to it by or on behalf of any other Party in connection with the transactions contemplated by this Agreement pursuant to the terms of the letter agreement, dated as of December 15, 2020, by among Buyer and CB Velocity Holdings, LLC (the “Confidentiality Agreement”). Notwithstanding anything set forth in the Confidentiality Agreement, the Parties hereby agree that the Confidentiality Agreement shall terminate and be of no further force and effect at the Effective Time. If for any reason this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    The Parties shall not, and each of them shall cause its Representatives not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Buyer, the Seller Representative and their respective Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors and lenders that are subject to customary confidentiality obligations with respect thereto.

Section 5.8    Director and Officer Liability, Indemnification and Insurance.

(a)    For a period of six (6) years after the Closing Date, Buyer and the Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless the present and former directors, officers, and managers of the Company and each of its Subsidiaries (each, an “Insured Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, Liabilities and settlement amounts paid in connection with any Action or investigation based on the fact that such individual is or was a director, officer, or manager of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the Closing (including the transactions contemplated by this Agreement) and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under applicable Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law. In the event of any such Action or investigation, (i) Buyer and the Company shall pay the reasonable fees and expenses of counsel selected by the Insured Parties, promptly after statements therefor are received and (ii) Buyer and the Company shall (and shall cause the Subsidiaries of the Company to) cooperate in the defense of any such matter; provided, that none of the Buyer or the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that none of Buyer or the Company shall be obligated pursuant to this Section 5.8(a) to pay the fees and expenses of more than one counsel for all Insured Parties per jurisdiction in any single Action or investigation unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable Action or investigation. Buyer and the Company hereby acknowledge that present and former directors, officers and managers of the Insured Parties may have certain rights to indemnification, advancement of expenses and/or insurance other than from the Buyer and the Company. Buyer and the Company hereby agree that, for a period of six (6) years after the Closing Date, they are the indemnitors of first resort (i.e., their obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the Insured Parties are secondary). For a period of at least six (6) years after the Closing Date, the Company shall include provisions in its Organizational Documents that provide for the indemnification of its directors, officers and managers to the fullest extent permitted under applicable Law and on terms no less favorable than the current terms set forth in the Organizational Documents of the Company as in effect on the date of this Agreement.

(b)    At or prior to the Closing, the Company shall either (i) purchase directors’, managers’ and officers’ Liability insurance coverage or (ii) a “tail” insurance policy, in each case, for the directors and officers of the Company and its Subsidiaries immediately prior to the Closing Date, which shall provide such directors, managers and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured Persons than the directors’, managers’ and officers’ Liability insurance coverage presently maintained by the Company and its Subsidiaries. Buyer shall cause the Company and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

(c)    Each Insured Party to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Insured Party and his heirs. The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his or her written consent.

(d)    After the Closing, in the event Buyer, the Company or any of its Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer, the Company or its applicable Subsidiaries assume the obligations set forth in this Section 5.8.

Section 5.9    Retention of Records. After the Closing Date, Buyer and the Company shall retain those Records of the Company and its Subsidiaries delivered to Buyer or otherwise held by the Company or any of its Subsidiaries in accordance with Buyer’s document retention policies for a period of seven (7) years from the Closing Date. During such period, Buyer also shall provide the Seller Representative and its representatives reasonable access thereto, during normal business hours and on at least five (5) Business Days’ prior written notice, as may be reasonably requested by any former Securityholder, in each case, at the sole cost and expense of such Securityholder and only to the extent necessary in connection with preparing financial statements, as required pursuant to Error! Reference source not found. or to respond to any non-Tax proceeding or inquiry by a Governmental Entity; provided, that, in any case, any such access shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates; provided, further, that neither Buyer nor the Company shall be required to provide access to any information that based on advice of the Company’s or Buyer’s counsel, would violate applicable Law or fiduciary standards, or would destroy attorney client privilege.

Section 5.10    Notification of Certain Matters. Between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, each of the Company and Buyer shall within three (3) Business Days notify the other in writing of any occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would give rise to the failure of the condition set forth in Article 6 with respect to an occurrence, failure or discovery by the Company or Article 7 with respect to an occurrence, failure or discovery by the Buyer.

Section 5.11    Requisite Member Consent. The Company will take all action necessary in accordance with the Act and the Company LLC Agreement to obtain approval of or consent to the Merger, this Agreement and the transactions contemplated hereunder from each of the Securityholders required to obtain the Requisite Member Consent as promptly as possible, but in any event no later than 24 hours after the time of execution and delivery of this Agreement by all parties hereto.

Section 5.12    Section 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall use reasonable commercial efforts to obtain and deliver to Buyer a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Buyer, the Company shall prepare and distribute to the Securityholders that are required to receive a disclosure statement under Section 280G of the Code, a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to such Securityholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the Securityholders that have the right to vote on such payments under Section 280G of the Code, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver executed by the applicable disqualified individual, such “parachute payments” shall not be made or provided. For the avoidance of doubt, this Section 5.12 will not be deemed breached by reason of (x) the refusal of a disqualified individual to execute a waiver as discussed herein or (y) any Buyer Arrangement, unless such Buyer Arrangement (or the material terms thereof, including values) is provided to the Company at least 10 Business Days prior to the Closing. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Securityholders in connection with the Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Buyer, which approval shall not be unreasonably withheld.

Section 5.13    Additional Financial Statements. Prior to the Closing, to the extent that the Closing has not been consummated on or prior to August 13, 2021, the Company shall deliver to Buyer the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021, and the related statement of operations, of cash flows and of members’ equity for the quarter then ended (the “Additional Financial Statements”). The Additional Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis (except changes required by GAAP and specifically noted therein), and present fairly, in all material respects, the financial position and the results of operations of the Company and its Subsidiaries as of June 30, 2021 and for the respective period covered, except for year-end adjustments and footnotes required by GAAP (none of which if presented would materially differ from those presented in the audited Financial Statements for the fiscal year ended December 31, 2020). The Additional Financial Statements shall be derived from and prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries.

Section 5.14    Termination of Interest Rate Instruments. At Closing, the Company and its Subsidiaries shall terminate all interest rate instruments then in effect without any further obligation binding on, or liability of, the Company or any of its Subsidiaries.

Section 5.15    Financing.

(a)    Buyer shall use, and shall cause its Affiliates and each of its and their respective Representatives to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing upon the terms and subject only to the conditions (including, to the extent required, the full exercise of any “flex” provisions) expressly set forth in the Debt Commitment Letters, including using reasonable best efforts (i) to maintain in force and effect the Debt Commitment Letters in accordance with the terms thereof until the consummation of the transactions contemplated hereby, (ii) to negotiate, enter into and deliver definitive agreements with respect to the Debt Financing (collectively, the “Debt Financing Agreements”) upon the terms and subject only to the conditions expressly set forth in the Debt Commitment Letters (including any applicable “flex” provisions) and further subject to any amendments, modifications or supplements thereto, or replacements or waivers thereof, in each case, not prohibited by this Agreement, (iii) to satisfy on a timely basis (but in any event, at or prior to Closing) all conditions to the funding of the full amount of the Debt Financing that are within Buyer’s control, and (iv) to enforce its rights under or with respect to the Debt Commitment Letters and the Debt Financing Agreements.

(b)    Buyer shall not permit any amendment, supplement or other modification to, or grant any waiver of any terms under, the Debt Commitment Letters, in each case without the prior written consent of the Company (not to be unreasonably withheld, conditioned, or delayed), if such amendment, supplement, or other modification or waiver would or would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount that would be less than the amount necessary to fund the Required Amount, (B) impose new or additional conditions to the funding of the full amount of the Debt Financing on the Closing Date (or otherwise expand or modify any existing condition to the funding of the Debt Financing set forth in the Debt Commitment Letters) in a manner that would adversely impact or delay the ability of Buyer to consummate the Closing or the Debt Financing, or (C) (i) adversely impact or delay the ability of Buyer to consummate the Closing or the Debt Financing, or (ii) adversely impact the ability of Buyer to enforce its rights under the Debt Commitment Letters or the Debt Financing Agreements; provided that Buyer may amend, supplement, replace, substitute or modify the Debt Commitment Letters to the extent not prohibited by this Section 5.15(b) (including to add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, syndication agents, managers or similar entities that have not executed such Debt Commitment Letters as of the date hereof, together with any conforming or ministerial changes related thereto). Buyer shall deliver to the Company copies of any amendment, supplement or other modification, or waiver of any terms under, to the Debt Commitment Letters, promptly (and in any event within two Business Days) following receipt. Notwithstanding anything to the contrary in this Section 5.15, Buyer may terminate or reduce the Debt Commitment Letters to the extent that Buyer has acquired Alternative Financing, together with the remaining amount of the Debt Financing, in an amount sufficient to pay the Required Amount on the Closing Date provided that Buyer shall give two (2) Business Days’ notice to the Company prior to such termination.

(c)    Upon reasonable written request of the Company, Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any Alternative Financing; provided, however, that nothing in this sentence shall require Buyer to disclose any information that is legally privileged or the disclosure of which would result in the breach of any of Buyer’s confidentiality obligations set forth in the Debt Commitment Letters (as in effect on the date hereof). Without limiting the generality of the foregoing, Buyer shall give the Company prompt written notice (and in any event within two business days following becoming aware thereof) (w) of any actual or alleged breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by Buyer, or to the knowledge of Buyer, any other person party to any of the Debt Commitment Letters or the Debt Financing Agreements, (x) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any actual or alleged breach, default, termination or repudiation by any party to any of the Debt Commitment Letters or any Debt Financing Agreement or any provisions of the Debt Commitment Letters or any Debt Financing Agreements (including any actual withdrawal, termination or any material change in the terms of (including the amount of) the Debt Financing), (y) of any material dispute or disagreement between or among the parties to any of the Debt Commitment Letters or the Debt Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, or (z) if any time for any reason Buyer believes in good faith that it will not be able to (or is not reasonably likely to be able to) obtain, all or any portion of the Debt Financing upon the terms and subject only to the conditions expressly set forth in the Debt Commitment Letters in the manner or from the sources contemplated by any of the Debt Commitment Letters or the Debt Financing Agreements. As soon as reasonably practicable, but in any event within two (2) business day of the date the Company delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (w), (x), (y) or (z) of the immediately preceding sentence or the status of the Debt Financing.

(d)    At Buyer’s option or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is required to fund the Required Amount on the Closing Date, Buyer shall, and shall cause its Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate, at its sole expense, in replacement thereof alternative debt or equity financing from the same or alternative sources in an amount that is sufficient to fund the Required Amount as promptly as reasonably practicable following the occurrence of such event (the “Alternative Financing”). If the Alternative Financing consists of debt financing, then any reference in this Agreement to (1) the “Debt Financing” shall include any such Alternative Financing, (2) the “Debt Commitment Letters” shall include the commitment letters and the corresponding fee letter with respect to any such Alternative Financing, (3) the “Debt Financing Agreements” shall include the definitive agreements with respect to any such Alternative Financing and (4) the “Debt Financing Sources” shall include the financing institutions contemplated to provide any such Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.15(d) shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, Buyer to, if the Alternative Financing consistent of debt financing, pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (including the flex provisions), or agree to terms (including the flex provisions) that are less favorable, taken as a whole, to Buyer than the terms contemplated by the Debt Commitment Letters (determined after giving effect to all amendments and other modifications permitted pursuant to the “market flex” provisions of the Debt Commitment Letters as if such amendments and other modifications had been implemented to the maximum extent permitted thereunder) (in either case, whether to secure waiver of any conditions contained therein or otherwise). Buyer shall deliver to the Company true, correct and complete copies of all agreements related to such Alternative Financing (including commitment letters, engagement letters, side letters and fee letters (subject to customary redaction of fee amounts and other commercially sensitive economic terms, so long as such redactions do not extend to any terms that could affect the conditionality, availability, amount, timing or termination of any such Alternative Financing)) promptly (and in any event within two business days) following execution thereof. Buyer acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

ARTICLE 6

CONDITIONS TO THE BUYER PARTIES’ OBLIGATIONS

The obligations of Buyer Parties to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or Buyer Parties’ written waiver) of each of the following conditions on or prior to the Closing Date:

Section 6.1    Representations and Warranties. (a) The representations and warranties of the Company set forth in the first four sentences of Section 3.3(a), the second sentence of Section 3.3(b), Section 3.3(d) and Section 3.3(e) shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date need be true and correct in all but de minimis respects as of such date); provided, however, if the impact of an uncured failure of such representations and warranties to be true and correct in all but de minimis respects is nevertheless reflected in the Allocation Schedule delivered to Buyer pursuant to Section 2.7 such that the Buyer Parties do not experience any non-de minimis economic detriment, then such uncured failure of such representations and warranties to be true and correct in all but de minimis respects shall not be deemed a failure to satisfy the condition set forth in this clause (a), and (b) all other representations and warranties of the Company in Article 3 of this Agreement (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date (in each case, without giving effect to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept)) need be true and correct in all respects as of such date), except, in each case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.2    Compliance with Covenants. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by the Company under this Agreement at or prior to the Closing.

Section 6.3    No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

Section 6.4    Company Deliverables. The Company shall have delivered to Buyer:

(a)    a certificate signed on behalf of the Company by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.1, Section 6.2 and Section 6.3 have been fulfilled;

(b)    a copy of the Certificate of Merger, executed by the Company;

(c)    Payoff Letters as provided in Section 2.5(a);

(d)    duly completed and executed Letters of Transmittal that are in full force and effect from Securityholders representing at least 75.7% of the Class A-1 Units issued and outstanding as of immediately prior to the Effective Time; and

(e)    written evidence reasonably satisfactory to Buyer that the Contracts set forth on Section 6.4(e) of the Company Disclosure Schedule have been terminated without any further obligation binding on, or liability of, the Company.

Section 6.5    Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals and other licenses that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act, shall have expired or been terminated.

Section 6.6    Absence of Litigation. As of the Closing, there shall not be in force any Law or judgment issued by a Governmental Entity of competent jurisdiction enjoining, restraining conditioning, making illegal or otherwise prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement or any other Transaction Document. No Action shall be pending, or threatened, against the Company, Buyer or Merger Sub, by any Governmental Entity arising out of, or in connection with, the Merger or any other transactions contemplated by this Agreement or any other Transaction Document which seeks to prohibit the consummation thereof.

Section 6.7    Requisite Member Consent. The Requisite Member Consent shall have been validly obtained under the Act and the Company’s Organizational Documents, and shall continue to be in full force and effect.

Section 6.8    Escrow Agreement. The Buyer shall have received an executed counterpart to the Escrow Agreement, signed by the Seller Representative.

Section 6.9    Payment Agent Agreement. The Buyer shall have received an executed counterpart to the Payment Agent Agreement, signed by the Seller Representative.

ARTICLE 7

CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company to consummate this Agreement and Closing of the transactions contemplated hereunder are subject to the satisfaction (or written waiver by the Company) of each of the following conditions on or prior to the Closing Date:

Section 7.1    Representations and Warranties. The representations and warranties of the Buyer Parties in Article 4 of this Agreement (without giving effect to any limitation or qualification as to materiality or material adverse effect (or similar concept)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except that such representations or warranties that were made as of a specific date (in each case, without giving effect to any limitation or qualification as to materiality or material adverse effect (or similar concept)) need be true and correct in all respects as of such date), except, in each case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated by the Transaction Documents.

Section 7.2    Compliance with Covenants. The Buyer Parties shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

Section 7.3    Officer Certificate. Buyer shall have delivered to the Company a certificate signed on behalf of each Buyer Party by an officer, dated as of the Closing Date, certifying that the conditions specified in Section 7.1 and Section 7.2 have been fulfilled.

Section 7.4    Payments. At the Closing, Buyer shall have caused to be made the payments described in Section 2.5.

Section 7.5    Governmental Authorizations. All governmental and regulatory filings, authorizations and approvals and other licenses that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act, shall have expired or been terminated.

Section 7.6    Absence of Litigation. As of the Closing, there shall not be in force any Law or judgment issued by a Governmental Entity of competent jurisdiction enjoining, restraining, conditioning, making illegal or otherwise prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement or any other Transaction Document. No Action shall be pending, or threatened, against the Company, Buyer or Merger Sub, by any Governmental Entity arising out of, or in connection with, the Merger or any other transactions contemplated by this Agreement or any other Transaction Document which seeks to prohibit the consummation thereof.

Section 7.7    Escrow Agreement. The Company shall have received an executed counterpart to the Escrow Agreement, signed by the Buyer and the Escrow Agent.

Section 7.8    Payment Agent Agreement. The Company shall have received an executed counterpart to the Payment Agent Agreement, signed by Buyer and the Payment Agent.

ARTICLE 8

TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by written agreement of the Company and Buyer;

(b)    by the Company if any Buyer Party breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any other Transaction Document and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Article 7, (ii) cannot be or has not been cured prior to the earlier of (x) twenty (20) days following delivery of written notice of such breach or failure to perform or (y) one day prior to the Outside Date and (iii) has not been waived by the Company; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(b) to the extent this Agreement would otherwise be terminable by Buyer under Section 8.1(c);

(c)    by Buyer, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any other Transaction Document and such breach or failure to perform (i) would rise to the failure of a condition set forth in Article 6, (ii) cannot be or has not been cured prior to the earlier of (x) twenty (20) days following delivery of written notice of such breach or failure to perform or (y) one day prior to the Outside Date and (iii) has not been waived by Buyer; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) to the extent this Agreement would otherwise be terminable by the Company under Section 8.1(b);

(d)    by the Company or Buyer if the Closing shall not have been consummated by the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (i) Buyer, if any Buyer Parties’ material breach of this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes breach of this Agreement, or (ii) the Company, if the Company’s material breach of this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(e)    by the Company or Buyer in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or resulted in such order, decree, ruling or action being or remaining in effect; or

(f)    by the Buyer if the Company has not delivered the Requisite Member Consent to the Buyer within twenty-four (24) hours of the execution of this Agreement by all of the Parties; provided, however, the Buyer may not terminate this Agreement pursuant to this Section 8.1(f) at any time after the Requisite Member Consent has been delivered (regardless of whether before or after twenty-four (24) hours of the execution of this Agreement by all of the Parties).

The Party terminating this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other Parties.

Section 8.2    Effect of Termination. If this Agreement is terminated as provided in Section 8.1, then all further obligations under this Agreement shall terminate and no Party shall have any Liability in respect of the termination of this Agreement; provided, that the obligations of the Parties described in Section 5.3, Section 5.7, this Section 8.2 and Article 9 will survive any such termination; provided, further, no such termination will relieve any Party of Liability for its Willful Breach of any representation, warranty, covenant or agreement of such Party set forth in this Agreement prior to such termination.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Expenses. Except as otherwise provided in this Agreement, the Parties shall pay their own legal and other fees and expenses incurred in connection with negotiating, executing and performing this Agreement and the other Transaction Documents, including any related broker’s or finder’s fees, whether or not the transactions contemplated hereby are consummated; provided, that Buyer shall pay (i) all fees and expenses incurred in connection with the Payment Agent Agreement, (ii) all fees and expenses incurred in connection with the Escrow Agreement and (iii) all fees and expenses associated with any filings by Buyer that are required under Section 5.6.

Section 9.2    No Survival of Representations and Warranties; Covenants. Except with respect to the covenants, representations and warranties set forth in Section 9.8, Section 9.17 and Section 9.18, none of the covenants, representations and warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Closing, except for covenants that relate to obligations of the Parties following the Closing. In furtherance, and not in limitation, of the foregoing, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree that: (a) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the closing conditions set forth in Section 6.1 and Section 7.1 and (b) no claim of any kind based on the failure of any representation or warranty to have been true and correct may be brought at any time after the Closing; provided, however, that nothing in this Section 9.2 shall limit (i) the ability of a Party to this Agreement to bring an Action against any other Person for Fraud and (ii) or otherwise affect the ability of the Buyer Parties to obtain recourse under the representation and warranty insurance policy issued in the name of Buyer or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby; provided, that with respect to the immediately foregoing clause (i), no Securityholder shall be liable for Fraud of another Person in an amount in excess of the net proceeds received by such Securityholder in connection with the transactions contemplated by this Agreement.

Section 9.3    Amendment; Benefit; Assignability. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of the Company and the Buyer. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns and no other Person shall have any right (whether third party beneficiary or otherwise) hereunder, except as otherwise provided in Section 5.8. This Agreement may not be assigned by any Party without the prior written consent of the Seller Representative and the Buyer, except that the Buyer may assign this Agreement to a Subsidiary of Buyer or any Person of which Buyer is a Subsidiary (provided that no such assignment specified above shall relieve Buyer from its obligations under this Agreement).

Section 9.4    Notices. All notices, demands and other communications pertaining to this Agreement (“Notices”) shall be in writing (including electronic mail transmission) addressed as follows:

If to the Company (prior to the Closing), to:

CB Velocity Holdings, LLC

c/o Vestcom Parent Holdings, Inc.

2800 Cantrell Road, Suite 500

Little Rock, AK 72202

Attention: John Lawlor and Shannon Palmer

Email: jlawlor@vestcom.com and SPalmer@vestcom.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: James Curley; Joseph F. Bernardi, Jr.

Email:     jcurley@goodwinlaw.com; jbernardi@goodwinlaw.com

If to Buyer, Merger Sub or, after the Closing, the Company, to:

Avery Dennison Corporation

207 Goode Avenue, Suite 500

Glendale, CA 91203

Attention: General Counsel

Email: ignacio.walker@averydennison.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Steven Stokdyk; David Zaheer

Email: steven.stokdyk@lw.com; david.zaheer@lw.com

If to the Seller Representative, to:

c/o Charlesbank Capital Partners LLC

200 Clarendon Street, 54th Floor

Boston, MA 02116

Attention: Andrew Janower; Stephanie Paré Sullivan

Email: AJanower@charlesbank.com; ssullivan@charlesbank.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: James Curley; Joseph F. Bernardi, Jr.

Email:     jcurley@goodwinlaw.com; jbernardi@goodwinlaw.com

Notices shall be deemed given (a) five (5) Business Days after being mailed by certified United States mail, postage prepaid, return receipt requested, (b) on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery or (c) upon machine generated acknowledgement of receipt after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day. Any Party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 9.5    Waiver. Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any Party at any time to require performance by the other of any provision of this Agreement shall not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any rights under this Agreement, or breach of any provision of this Agreement by any other Party, shall be valid unless made in writing by such waiving Party, and no such waiver shall be taken or held to be a waiver by such Party of any other preceding or subsequent right or breach; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

Section 9.6    Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and Company Disclosure Schedule hereto and thereto, which are incorporated by reference herein) constitute the entire agreement between the Parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the Parties (written or oral) with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement; provided, further, however, that if the Closing occurs, the Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

Section 9.7    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission (including e-mail of a “pdf” signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 9.8    Non-Recourse.

(a)    Notwithstanding anything that may be expressed or implied in this Agreement to the contrary (and subject only to the specific contractual provisions hereof including this Section 9.8), each of the Buyer Parties hereby acknowledge, covenant and agree (on behalf of itself, its Affiliates, and any Person claiming by through or on behalf of such Buyer Party or its Affiliates) that, except in the case of Fraud, all claims, obligations, Liabilities, causes of action or proceedings (in each case whether at Law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement by the Company, any of its

Subsidiaries, the Seller Representative, or any of their respective Affiliates, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of Liability, a “Recourse Theory”) may be made or asserted only against (and are expressly limited to) the Company. No Person other than the Company (including, without limitation, (i) any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor to (all above-described Persons in this subclause (i), each a “Related Party”), and (ii) any Related Party of such Related Parties (the Persons in subclauses (i) and (ii), collectively, “Non-Parties”)) shall have any Liability or obligation in respect of any Recourse Theory; provided, that the Parties agree and acknowledge that no claims for Fraud may be waived or have been waived hereunder.

(b)    Without limiting the generality of the foregoing, except in the case of claims for Fraud, to the maximum extent explicitly permitted or otherwise conceivable under applicable Law (and subject only to the specific contractual provisions of this Agreement), each Buyer Party, on behalf of itself, and its Affiliates, and any Person claiming by, through, or on behalf of any of them, hereby (i) waives, releases and disclaims any and all Recourse Theories against all Non-Parties, and (ii) expressly disclaims reliance upon any Non-Parties with respect to the performance of this Agreement or any representations or warranty made (or alleged to have been made) in, in connection with, or as an inducement to this Agreement.

(c)    Notwithstanding anything to contrary in this Agreement, including Section 9.2 and Section 9.8, no Securityholder shall be liable for Fraud committed by another Person in an amount in excess of the net proceeds actually received by such Securityholder in connection with the transactions contemplated by this Agreement.

Section 9.9    Headings. The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.

Section 9.10    Exhibits and Company Disclosure Schedule. The Exhibits and the Company Disclosure Schedule are a material part of this Agreement.

Section 9.11    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.12    Governing Law; Jurisdiction. This Agreement (including the interpretation and enforcement hereof) and all disputes or controversies arising out of, in connection with or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined exclusively by the Court of Chancery of the State of Delaware (or, if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of Delaware), and each of the Parties (on behalf of itself and any Person claiming by, through or on behalf of such Party) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.13    Counsel. Each Party is sophisticated and experienced in transactions like those contemplated by this Agreement and has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including any rule of Law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

Section 9.14    Waiver of Conflicts; Privilege.

(a)    Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company, the Company’s Subsidiaries, the Seller Representative and certain of the Securityholders in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b)    Buyer hereby consents and agrees to, and agrees to cause the Company and its Subsidiaries to consent and agree to, Goodwin representing the Seller Representative, Securityholders and their respective Affiliates after the Closing, including with respect to disputes in which the interests of the Seller Representative may be directly adverse to Buyer, the Company and its Subsidiaries, and even though Goodwin may have represented the Company and its Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company and its Subsidiaries. Buyer further consents and agrees to, and agrees to cause the Company and its Subsidiaries to consent and agree to, the communication by Goodwin to the Seller Representative and Securityholders in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company and its Subsidiaries.

(c)    In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and its Subsidiaries and (ii) Goodwin’s representation of the Seller Representative, and any of the Securityholders prior to and after the Closing.

(d)    Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, the Company’s Subsidiaries, the Seller Representative and/or any Securityholders, or any of their respective directors, managers, officers, employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Securityholders, shall be controlled by the

Seller Representative on behalf of the Securityholders, and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Securityholders, shall be controlled by the Seller Representative on behalf of the Securityholders, and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries.

(e)    Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or its Subsidiaries, on the one hand, and a third party other than the Seller Representative or the Securityholders, on the other hand, Buyer or the Company or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer, the Company or its Subsidiaries may waive such privilege without the prior written consent of the Seller Representative. In the event that Buyer, the Company or its Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall promptly notify the Seller Representative in writing so that the Seller Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith; provided, that the Seller Representative shall pay all fees and expenses incurred by Buyer in connection with obtaining such protective order.

(f)    To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Seller Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and the Company or its Subsidiaries, on the other hand.

(g)    Buyer agrees that it will not, and that it will cause the Company and its Subsidiaries not to, (i) use the Privileged Deal Communications, other than as provided in Section 9.14(e), (ii) seek to obtain the Deal Communications from Goodwin or (iii) seek to have the Seller Representative waive the attorney-client or other privilege, or otherwise assert that Buyer, the Company or any Subsidiary thereof has the right to waive the attorney-client or other privilege.

Section 9.15    Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

Section 9.16    Specific Performance and Remedies.

(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that, each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement, in addition to any other remedy at Law or equity. Subject to the terms and conditions of this Section 9.16, the Parties agree not to raise any objections to the availability of any equitable remedy (including specific performance) to prevent or restrain breaches of this Agreement in accordance with, and subject to the terms and conditions of, this Section 9.16 by asserting that a remedy at law or monetary damages would provide an adequate remedy. No Party shall be required to provide any bond or other surety in connection with an order or injunction enforcing, or to prevent a breach of, this Agreement.

(b)    In no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 9.16 reduce, restrict or otherwise limit the Company’s or Buyer’s right to terminate this Agreement pursuant to Section 8.1 or pursue all applicable remedies at law, including seeking money damages.

Section 9.17    Seller Representative.

(a)    Appointment. The Seller Representative shall have full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by the Seller Representative. The Seller Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Seller Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Buyer, the Company and their respective agents regarding such claims, dealing with Buyer and the Company under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

(b)    Authorization. The Company hereby authorizes the Seller Representative to:

(i)    receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii)    engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the transactions contemplated hereby or thereby, as the Seller Representative may in its sole discretion deem necessary or appropriate; and

(iii)    take such action as the Seller Representative may, in its sole discretion, deem necessary or appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the Buyer Parties contained in this Agreement or in any document delivered by the Buyer Parties pursuant hereto; (B) taking such other action as the Seller Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Seller Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out the responsibilities of the Seller Representative contemplated by this Agreement or any of the Transaction Documents, including any waiver of any obligation of the Buyer Parties or the Company.

(c)    Agency. Notwithstanding any provision herein to the contrary, the Seller Representative is not an agent of the Securityholders, and shall have no duties to the Securityholders, or Liability to the Securityholders, in each case with respect to any action taken, decision made or instruction given by the Seller Representative in connection with this Agreement; provided, however, that the foregoing exculpation of the Seller Representative shall not apply to the extent that such actions, decisions or instructions have been finally determined by a court of competent jurisdiction to result from the Seller Representative’s fraud or willful misconduct.

(d)    Indemnification of Seller Representative; Limitations of Liability. The Seller Representative shall be indemnified by the Securityholders for, and shall be held harmless against any loss, Liability or expense incurred by the Seller Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling Persons, in each case, relating to the Seller Representative’s conduct as Seller Representative, other than losses, Liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Seller Representative’s fraud or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, and the Seller Representative shall not be liable to the Securityholders or any other Person in connection therewith. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable to any Securityholder for any action taken or omitted by the Seller Representative under this Agreement or any other document executed or delivered hereunder, or in connection therewith, except that the Seller Representative shall not be relieved of any Liability imposed by Law for fraud or willful misconduct.

(e)    Access to Information. The Seller Representative shall have access to all information of and concerning any claim made under this Agreement and which is in the possession, custody or control of Buyer, the Company and the reasonable assistance of Buyer’s and the Company’s officers and employees for purposes of performing the Seller Representative’s duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any claim made under this Agreement by Buyer; provided, however, that the Seller Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement, disclose any nonpublic information from or concerning any claim made under this Agreement to anyone (except to the Seller Representative’s attorneys, accountants or other advisers, Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).

(f)    Reasonable Reliance. In the performance of its duties hereunder, the Seller Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholder or any Party and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. The Securityholders agree that Buyer, Merger Sub and the Surviving Company shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Seller Representative under this Agreement and the other Transaction Documents entered into or delivered in connection with the transactions contemplated hereby and thereby.

(g)    Removal of Seller Representative; Authority of Seller Representative. A majority in interest of the Securityholders, voting together as a single class, shall have the right at any time to remove the then-acting Seller Representative and to appoint a successor Seller Representative; provided, however, that neither such removal of the then acting Seller Representative nor such appointment of a successor Seller Representative shall be effective until the delivery to Buyer of executed counterparts of a writing signed by such majority in interest of the Securityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Seller Representative appointed in such writing that he, she or it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. For all purposes hereunder, a majority in interest of the Securityholders shall be determined on the basis of each Securityholder’s direct or indirect, as applicable, pro rata portion of the Closing Consideration (calculated as of the Closing). Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any interim or successor Seller Representative.

(h)    Irrevocable Appointment. The appointment of the Seller Representative hereunder is irrevocable and any action taken by the Seller Representative pursuant to the authority granted in this Section 9.17 shall be effective and absolutely binding as the action of the Seller Representative under this Agreement.

(i)    Holdback Amount.

(i)    The Seller Representative hereby accepts the foregoing appointment and agrees to serve as Seller Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Securityholders, in accordance with their respective Securityholders Percentages, of fees and expenses incurred by the Seller Representative in its capacity as such. The Company and the Seller Representative will, at least three (3) Business Days prior to the Closing Date, direct the Buyer that on the Closing Date an amount equal to the Seller Representative Holdback Amount shall be paid by, or on behalf of, the Securityholders to the Seller Representative as designated in such notice, as a fund for the fees and expenses of the Seller Representative incurred in connection with this Agreement (the “Seller Representative Holdback Account”).

(ii)    The Seller Representative will be entitled to full reimbursement for all expenses, disbursements and advances (including service fees and disbursements of its counsel, experts, advisors, consultants, agents or other representatives, including Affiliates of the Seller Representative) incurred by or on behalf of the Seller Representative in such capacity from the Seller Representative Holdback Account in accordance with the terms of this Agreement and the Seller Representative may make such expenditures, in its sole discretion, to fund closing events, associated travel and other similar or related expenses, including by reimbursing its Affiliates for such expenses, out of the Seller Representative Holdback Amount. The Seller Representative Holdback Account need not be invested and shall accrue no interest. The Securityholders shall not receive interest or other earnings on the Seller Representative Holdback Amount and, by virtue of the adoption of this Agreement, irrevocably transfer and assign to the Seller Representative any ownership right that they may have in any interest that may accrue on funds held in the Seller Representative Holdback Account. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Seller Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Securityholders pursuant to this Agreement at the Closing or thereafter (including to establish such reserves as the Seller Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included in the Seller Representative Holdback Account exceeds such expenses, disbursements or advances, the Seller Representative will, at such time as it deems reasonable in its sole discretion, pay such excess to the Payment Agent for further distribution to the Securityholders in accordance with their respective portions set forth in the Allocation Schedule. Buyer and Merger Sub’s sole obligation to the Securityholders with respect to the Seller Representative Holdback Amount shall be Buyer’s obligation to pay the Seller Representative Holdback Amount to the Seller Representative in accordance with Section 2.5(d). None of Buyer or any of its Affiliates shall have any Liability with respect to the use by the Seller Representative of any amounts in the Seller Representative Holdback Account.

(iii)    For U.S. federal income and other applicable Tax purposes, the Seller Representative Holdback Amount shall be treated as having been received by the Securityholders and voluntarily set aside at the time of the Closing.

Section 9.18    Inspection; No Other Representations.

(a)    Except as expressly set forth in Article 3 or any certificate delivered pursuant to Section 6.4(a) or the other Transaction Documents, each of the Company and its Subsidiaries and each Securityholder makes no representation or warranty, express or implied, at Law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (a) neither the Company nor any of its Subsidiaries shall be deemed to make to Buyer or Merger Sub any representation or warranty other than as expressly made by such Person in this

Agreement and (b) the Company makes no representation or warranty to Buyer or Merger Sub with respect to (i) any projections, estimates or budgets heretofore Delivered to or made available to Buyer, Merger Sub or their respective Representatives of future revenues, expenses or expenditures or future results of operations of the Company, or, (ii) except as expressly covered by a representation and warranty contained in Article 3 or any certificate delivered pursuant to Section 6.4(a) or the other Transaction Documents, any other information or documents (financial or otherwise) made available to Buyer, Merger Sub or their respective counsel, accountants or advisors with respect to the Company. Notwithstanding the foregoing, nothing in this Section 9.18 shall limit the express representations and warranties contained in Article 3 or any certificate delivered pursuant to Section 6.4(a) or the other Transaction Documents.

(b)    Each of Buyer and Merger Sub acknowledges and agrees that it is relying exclusively on the representations set forth in Article 3, any certificate delivered pursuant to Section 6.4(a) or the other Transaction Documents and its own examination and investigation of the Company and its Subsidiaries and that it is not relying on any other statements or documents.

(c)    Without limiting the generality of the foregoing, Buyer and Merger Sub each acknowledges that (i) none of the Company, its Subsidiaries, any Securityholder or any of their respective Affiliates makes any representation or warranty with respect to (A) any projections, estimates or budgets Delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Surviving Company and its Subsidiaries or the future business and operations of the Surviving Company or any of its Subsidiaries or (B) any other information or documents made available to Buyers or their counsel, accountants or advisors with respect to the Company, its Subsidiaries or any of its businesses, assets, liabilities or operations, except as expressly set forth in this Agreement, and (ii) neither Buyer nor Merger Sub, nor any of their respective Affiliates or representatives, has relied or will rely upon (and each expressly disclaims reliance upon) any of the information described in any of subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby or any other information, representation or warranty except those representations or warranties set forth in Article 3 hereof or any certificate delivered pursuant to Section 6.4(a) or the other Transaction Documents in negotiating, discussing, executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 9.19    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, and each of its Subsidiaries and controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another State), except as may otherwise be provided in the Debt Commitment Letters or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Subsidiaries or controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any document relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, or their respective Subsidiaries or controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such Action, including any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any document relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that (i) neither the Company nor any of its Subsidiaries or controlled Affiliates (in each case, other than Buyer or its Subsidiaries) shall have any rights or claims against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or in equity, in contract, in tort or otherwise and (ii) none of the Debt Financing Sources will have any liability (including by way of consequential, punitive or indirect damages of a tortious nature) to the Company or any of its Subsidiaries or controlled Affiliates or representatives (in each case, other than Buyer or its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Action against any Debt Financing Source under this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby or the performance of any of the services thereunder, (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.19 and that such provisions and the definition of “Debt Financing Sources” (or any other provision of this Agreement to the extent that an amendment of such provision would modify the substance of any of the foregoing) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources affected thereby) and (j) Buyer may assign its rights under this Agreement to any Debt Financing Source as collateral security.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

CB VELOCITY HOLDINGS, LLC

By:	/s/ John Lawlor
Name:	John Lawlor
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

BUYER:

AVERY DENNISON CORPORATION

By:	/s/ Mitchell R. Butier
Name:	Mitchell R. Butier
Title:	Chairman, President and Chief Executive Officer

MERGER SUB:

LOBO MERGER SUB, LLC

By:	/s/ Ignacio J. Walker
Name:	Ignacio J. Walker
Title:	President

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

SELLER REPRESENTATIVE: Solely in its capacity as the Seller Representative

CHARLESBANK EQUITY FUND VIII LIMITED PARTNERSHIP

By: Charlesbank Equity Fund VIII GP, Limited Partnership, its General Partner

By: Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Andrew Janower
Name:	Andrew Janower
Title:	Managing Director